Exhibit 2.1

EXECUTION VERSION

MERGER AGREEMENT

dated as of

September 9, 2022

by and among

Logiq, Inc. (a Delaware corporation),

DLQ, Inc. (a Nevada corporation),

ABRI SPAC I, Inc.,

and

ABRI Merger Sub, Inc.

ARTICLE I DEFINITIONS		3

1.1	Definitions	3
1.2	Construction	16

ARTICLE II MERGER		18

2.1	Merger	18
2.2	Merger Effective Time	18
2.3	Effect of the Merger	18
2.4	U.S. Tax Treatment	18
2.5	Articles of Incorporation; Bylaws	19
2.6	Closing	19
2.7	Directors and Officers of Surviving Corporation	19
2.8	Directors and Officers of Parent	19
2.9	Taking of Necessary Action; Further Action	20
2.10	No Further Ownership Rights in Company Capital Stock	20

ARTICLE III EFFECT OF THE MERGER AND RELATED MATTERS		20

3.1	Effect of the Merger on Company Common Stock	20
3.2	Surrender and Payment	20
3.3	Distribution Matters	20
3.4
3.5	Consideration Spreadsheet	21
3.6	Earnout	22
3.7	Adjustment	22
3.8	No Fractional Shares	22
3.9	Withholding	22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND DLQ PARENT		23

4.1	Corporate Existence and Power	23
4.2	Authorization	24
4.3	Governmental Authorization	25
4.4	Non-Contravention	25
4.5	Capitalization	25
4.6	Corporate Records	27
4.7	Subsidiaries	27
4.8	Consents	27
4.9	Financial Statements	27
4.10	Books and Records	28
4.11	Internal Accounting Controls	28
4.12	Absence of Certain Changes	28
4.13	Properties; Title to the Company’s Assets	28
4.14	Litigation	28
4.15	Contracts	29
4.16	Licenses and Permits	30

i

4.17	Compliance with Laws	31
4.18	Intellectual Property	31
4.19	Accounts Payable; Affiliate Loans	36
4.20	Employees; Employment Matters	36
4.21	Withholding	38
4.22	Employee Benefits	38
4.23	Real Property	40
4.24	Tax Matters	40
4.25	Environmental Laws	41
4.26	Finders’ Fees	42
4.27	Powers of Attorney, Suretyships and Bank Accounts	42
4.28	Directors and Officers	42
4.29	Anti-Money Laundering Laws	42
4.30	Insurance	43
4.31	Related Party Transactions	43
4.32	No Trading or Short Position	44
4.33	Not an Investment Company	44
4.34	Information Supplied	44

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		44

5.1	Corporate Existence and Power	44
5.2	Corporate Authorization	45
5.3	Governmental Authorization	45
5.4	Non-Contravention	45
5.5	Finders’ Fees	46
5.6	Issuance of Shares	46
5.7	Capitalization	46
5.8	Information Supplied	47
5.9	Trust Fund	47
5.10	Listing	47
5.11	Board Approval	47
5.12	Parent SEC Documents and Financial Statements	48
5.13	Certain Business Practices	49
5.14	Anti-Money Laundering Laws	49
5.15	Affiliate Transactions	49
5.16	Litigation; Permits	49
5.17	Compliance with Laws	50
5.18	Absence of Certain Changes	50
5.19	Indebtedness	50
5.20	Not an Investment Company	51
5.21	Employment Matters	51
5.22	Tax Matters	51
5.23	HSR Act	52
5.24	Opportunity to Conduct Due Diligence	52

ARTICLE VI COVENANTS OF THE PARTIES PENDING CLOSING		53

6.1	Conduct of the Business	53
6.2	Exclusivity	55

6.3	Access to Information	56
6.4	Notices of Certain Events	57
6.5	Access to Information	57
6.6	Cooperation with Form S-4/Proxy Statement; Other Filings	57
6.7	Trust Account	61
6.8	Obligations of Merger Sub	61
6.9	Proprietary Information and Invention Assignment Agreement	61

ARTICLE VII COVENANTS OF THE PARTIES		61

7.1	Reporting; Compliance with Laws; No Insider Trading	61
7.2	Commercially Reasonable Efforts to Obtain Consents	62
7.3	DLQ Parent Stockholder Approval	62
7.4	Additional Financial Information	62
7.5	Lock-Up Agreements	62
7.6	Amended Parent Charter	62
7.7	Preservation of Intellectual Property; No New Related Company Customer Contracts	62
7.8	No Dividends or Extraordinary Bonuses Until 11 Months After Closing	63
7.9	Employment Agreements	63
7.10	Senior Financing Facility	63
7.11	Record Retention	63

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		63

8.1	Commercially Reasonable Efforts; Further Assurances; Governmental Consents	63
8.2	Compliance with SPAC Agreements	65
8.3	Confidentiality	65
8.4	Directors’ and Officers’ Indemnification and Liability Insurance	65
8.5	Parent Public Filings; NASDAQ	66
8.6	Certain Tax Matters	66
8.7	Parent Equity Incentive Plan	66

ARTICLE IX CONDITIONS TO CLOSING		67

9.1	Condition to the Obligations of the Parties	67
9.2	Conditions to Obligations of Parent and Merger Sub	67
9.3	Conditions to Obligations of the Company	69

ARTICLE X TERMINATION		70

10.1	Termination Without Default	70
10.2	Termination Upon Default	71
10.3	Effect of Termination	72

ARTICLE XI NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; CONSEQUENCES OF BREACH		72

11.1	Non-Survival	72
11.2	No Remedy	72

ARTICLE XII MISCELLANEOUS		73

12.1	Notices	73
12.2	Amendments; No Waivers; Remedies	74
12.3	Arm’s Length Bargaining; No Presumption Against Drafter	74
12.4	Publicity	75
12.5	Expenses	75
12.6	No Assignment or Delegation	75
12.7	Governing Law	75
12.8	Counterparts; Facsimile Signatures	75
12.9	Entire Agreement	75
12.10	Severability	75
12.11	Further Assurances	75
12.12	Third Party Beneficiaries	76
12.13	Waiver	76
12.14	No Other Representations; No Reliance	76
12.15	Waiver of Jury Trial	78
12.16	Submission to Jurisdiction	78
12.17	Arbitration	79
12.18	Remedies	79
12.19	Non-Recourse	80
12.20	Attorney-Client Privilege	80

Exhibit A –	Form of Parent Support Agreement
Exhibit B –	Management Earnout Agreement
Exhibit C –	Sponsor Earnout Agreement
Exhibit D –	Form of Revenue Sharing Side Letter
Exhibit E –	Form of Lock Up Agreement
Exhibit F –	Form of Registration Rights Agreement
Exhibit G –	Form of Amended Parent Charter
Exhibit H –	Form of Amended and Restated Bylaws
Exhibit I –	Form of Voting Agreement

MERGER AGREEMENT

MERGER AGREEMENT dated as of September 9, 2022 (this “Agreement”), by and among Logiq, Inc., a Delaware corporation (the “DLQ Parent”), DLQ, Inc., a Nevada corporation (the “Company”), Abri SPAC I, Inc., a Delaware corporation (“Parent”), and Abri Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S E T H:

A. DLQ Parent is a Delaware corporation whose common stock is quoted on the OTCQX Market under the ticker symbol, “LGIQ”, and that has three wholly-owned subsidiaries (i) the Company, (ii) Fixel AI, Inc. (“Fixel AI”) and (iii) Rebel AI, Inc. (“Rebel”);

B. Fixel has one wholly-owned subsidiary, Fixel Israel Ltd. (“Fixel Israel”) and Company has three (3) wholly-owned subsidiaries: (i) Tamble, Inc. (“Tamble”), (ii) Push Interactive LLC (“Push”) and (iii) BattleBridge Acquisition Co., LLC (“BattleBridge”);

C. Collectively, DLQ Parent, Fixel, Fixel Israel, Rebel, Company, Tamble, Push and BattleBridge constitute the “Company Group,” and Rebel, Fixel, and Fixel Israel constitute the “Sister Companies.”

D. The Company Group is in the business of digital marketing analytics that offers proprietary data management, audience targeting and other digital marketing services that improve small-to-medium-sized businesses’ discovery and branding within the e-commerce landscape and related activities (as currently conducted by the Company Group, the “Business”);

E. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent;

F. Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent and Parent shall change its name to “DataLogiq, Inc.”;

G. Prior to the Merger and as a condition to the Closing of the transactions contemplated by this Agreement, (i) all of the Intellectual Property of DLQ Parent and the Sister Companies will be contributed to the Company pursuant to one or more Intellectual Property assignment agreements acceptable to Parent, (ii) certain IP Contracts and customer Contracts involving DLQ Parent and any of the Sister Companies shall be cancelled, terminated or allowed to expire, and (iii) DLQ Parent shall change its name to a new name that neither includes nor is confusingly similar to “Logiq,” “DataLogiq” or any of the Trademarks owned by Company or contributed to Company pursuant to subclause (i) of this recital;

H. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Sponsor is entering into and delivering a Support Agreement, substantially in the form attached hereto as Exhibit A (the “Parent Support Agreement”), pursuant to which Sponsor has agreed (i) not to transfer or redeem any shares of Parent Common Stock held by such Parent stockholder, and (ii) to vote in favor of the adoption and approval of each of the Parent Proposals at the Parent Stockholder Meeting,

I. At the Closing, the Company and Parent are entering into and delivering a Management Earnout Agreement, substantially in the form attached hereto as Exhibit B (the “Management Earnout Agreement”), pursuant to which certain additional shares of Parent Common Stock will be issued to certain management of the Company upon the terms set forth in the Management Earnout Agreement;

J. At the Closing, the Sponsor, Parent and certain other stockholders of Parent are entering into and delivering a Sponsor Earnout Agreement, substantially in the form attached hereto as Exhibit C (the “Sponsor Earnout Agreement”), pursuant to which certain additional shares of Parent Common Stock will be issued to the Sponsor upon the terms set forth in the Sponsor Earnout Agreement;

K. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor and the Parent are entering into and delivering a Warrant Revenue Sharing Side Letter substantially in the form attached hereto as Exhibit D (the “Revenue Sharing Side Letter”), pursuant to which in the event of a cash exercise of any Parent Warrants (the “Warrant Exercise”) as set forth in the final prospectus of Parent, dated August 9, 2021 (the “Prospectus”), the Company shall pay 20% of the gross proceeds of the Warrant Exercise to the Sponsor not later than three (3) business days from the closing of the Warrant Exercise;

L. Contemporaneously with the Closing of the transactions contemplated by this Agreement, DLQ Parent will issue a dividend to the DLQ Parent Stockholders on the Record Date on a pro rata basis of an amount equal to approximately Twenty Five Percent (25%) of the aggregate Merger Consideration Shares (the “Dividend Shares”) it receives from Parent (the “Distribution”), with the remaining Merger Consideration Shares held by DLQ Parent subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement;

M. For U.S. federal income tax purposes, the parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the Company’s Board of Directors and the Boards of Directors of Parent and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

N. The Boards of Directors of each of the Company, DLQ Parent, Parent and Merger Sub have unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which they are or will be party, including the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are advisable and in the best interests of, them and their respective stockholders and (iii) resolved to recommend that their stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which they are or will be a party and the performance of such party of its obligations hereunder and thereunder.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“AAA” has the meaning set forth in Section 12.17.

“AAA Procedures” has the meaning set forth in Section 12.17.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Registration Rights Agreement, the Parent Support Agreements, the Management Earnout Agreement, the Sponsor Earnout Agreement, the Revenue Sharing Side Letter, the Lock-Up Agreements and the Voting Agreement.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Amended Parent Charter” has the meaning set forth in Section 6.5(e).

“Anti-Corruption Laws” has the meaning set forth in Section 4.29(a).

“Applicable Taxes” mean such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under state or local tax Applicable Law).

“Applicable Wages” mean such wages as defined in IRS Notice 2020-65 (and any corresponding wages under state or local tax Applicable Law).

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2021.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Combination” has the meaning set forth in Section 5.11(a).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Certificates of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.2(a).

“Company Certificate of Incorporation” means the Articles of Incorporation of the Company, filed with the Secretary of State of the State of Nevada on December 16, 2019, as amended.

“Company Common Stock” means the shares of the Company’s common stock, par value $0.001 per share.

“Company Customer Contract” means any Contract in which Company or one of its Subsidiaries (or any of their predecessor entities) is a party and under which Company or one of its Subsidiaries provides one or more Company Group Products.

“Company Group Consent” has the meaning set forth in Section 4.8.

“Company Group Exclusively Licensed IP” means all Company Group Licensed IP that is exclusively licensed to or purported to be exclusively licensed to any member of the Company Group.

“Company Group” has the meaning set forth in the recitals to this Agreement.

“Company Group Financial Statements” means (a) the audited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2021 and December 31, 2020 including the notes thereto, each prepared under U.S. GAAP and audited by a PCAOB qualified auditor in accordance with requirements of the PCAOB for public companies, and (b) the draft unaudited consolidated balance sheet of the Company as of June 30, 2022 (including a comparative balance sheet as of June 30, 2021 in accordance with GAAP) and the related statements of operations, changes in stockholders’ equity and cash flows for the six month period ended June 30, 2022 (including comparative financial statements for the six month period ending June 30, 2021 in accordance with GAAP).

“Company Group Information Systems” has the meaning set forth in Section 4.18(n).

“Company Group IP” means, collectively, all Company Group Owned IP and Company Group Licensed IP.

“Company Group Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to any member of the Company Group or that any member of the Company Group otherwise has a right to use or purports to have a right to use.

“Company Group Owned IP” means all Intellectual Property owned or purported to be owned by any member of the Company Group.

“Company Group Products” means any and all Software products (including SAAS products) and digital marketing services offered by any member of the Company Group (or any predecessor entity).

“Company IP Contracts” has the meaning set forth in the definition of “IP Contracts.”

“Company Stockholders” means, at any given time, the holders of Company Common Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of the Company Group, or any suppliers, customers or agents of the Company Group, including any such information, knowledge or data that constitutes Company Group Owned IP, in each case that is not already generally available to the public.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of July 31, 2022 by and between DLQ Parent and Abri Advisors Ltd., an Affiliate of Parent.

“Consideration Spreadsheet” has the meaning set forth in Section 3.4(a).

“Contracts” means the Lease and all other legally binding contracts, agreements, leases (including equipment leases, car leases and capital leases), commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any member of the Company Group is a party or by which any of its respective properties or assets is legally bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means an amount equal to (a) the Per Share Merger Consideration Amount, divided by (b) $10.00.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that such Software or derivative works thereof incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, (iii) be redistributable at no or minimal charge, or (iv) be reverse engineered. Copyleft licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Protection Laws” means all applicable Laws and codes in any applicable jurisdiction relating to the Processing, privacy, security, or protection of Personal Information; data and information security; trans-border data flow; or data protection; and all regulations issued thereunder.

“Delaware Certificate of Merger” has the meaning set forth in Section 2.2.

“DGCL” has the meaning set forth in Section 2.1.

“Dispute” has the meaning set forth in Section 11.17.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means the date that the Distribution shall become effective.

“Distribution Time” means the time established by DLQ Parent as the effective time of the Distribution on the Distribution Date.

“Dividend Shares” has the meaning set forth in the recitals.

“DLQ Parent Common Stock” means the shares of DLQ Parent’s common stock, par value $0.0001 per shares.

“DLQ Parent SEC Documents” means: to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement (i) DLQ Parent’s Annual Reports on Form 10-K for each fiscal year of DLQ Parent beginning with the first year that DLQ Parent was required to file such a form, (ii) DLQ Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of DLQ Parent beginning with the first quarter DLQ was required to file such a form, (iii) all proxy statements relating to DLQ Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) DLQ Parent’s Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents filed by DLQ Parent with the SEC since Parent’s formation.

“DLQ Parent Stockholders” means, at any given time, the holders of DLQ Parent Common Stock.

“DLQ Parent Stockholder Approval” has the meaning set forth in Section 4.2(c).

“Effective Time” has the meaning set forth in Section 2.2.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company Group, or that is, or was at the relevant time, a member of the same “controlled group” as the Company Group pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company or its Subsidiaries with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company; (f) (i) any changes in applicable Laws (including in connection with the COVID-19 pandemic) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof, or (ii) in the case of DLQ Parent or Parent, new pronouncements by the SEC or other U.S. federal regulators with respect to prior accounting rules, including changes to, and the restatement of Parent’s audited financial statements as of and for the fiscal year ended December 31, 2021 or for future periods, as a result of the SEC pronouncement on April 12, 2021 relating to the accounting of warrants (the “SEC Warrant Pronouncement”); (g) any adverse effect to the extent attributable to the transactions contemplated or permitted hereby including, without limitation, the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or epidemics, pandemics, including the COVID-19 pandemic, or other public health event or the worsening thereof; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company Group, taken as a whole, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Export Control Laws” has the meaning set forth in Section 4.29(a).

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.29(a).

“Form S-4” has the meaning set forth in Section 6.5(a).

“Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) all shares of Company Common Stock issuable upon conversion, exercise or exchange of any other in-the-money securities of the Company convertible into or exchangeable or exercisable for shares of Company Common Stock.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under capital leases, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any obligations that the Company has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by the Company under the CARES Act and applicable rules and regulations thereunder, and (j) any agreement to incur any of the same. For purposes of this definition, “capital lease” means the obligations of the Company under a long-term lease that transfers to the lessee ownership of a capital asset over time, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date determined in accordance with U.S. GAAP together with all obligations to make termination payments under such capitalized lease obligations.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction, and all tangible embodiments and fixations of and documentation related to any of the following: discoveries, inventions, ideas, technology, know-how, works of authorship Software, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, information related to the development, marketing, pricing, distribution, cost, sales and manufacturing, and proprietary or confidential information, in each case whether or not patentable or copyrightable (collectively, “Technology”); information (including a formula, pattern, compilation, program, device, method, technique, or process, or any information relating to Technology) that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, logos and other indication of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”); social media handles and accounts; other intellectual property; and all additions, improvements, or modifications to any of the foregoing, and all registrations and issuances and applications therefor.

“Interim Period” has the meaning set forth in Section 6.1(a).

“International Trade Control Laws” has the meaning set forth in Section 4.29(a).

“IP Contracts” means, collectively:

(a) any and all of the following Contracts (“Company IP Contracts”):

(i) Contracts in which Company or any of its Subsidiaries (or any of their predecessor entities) is granted or has granted an exclusive right (including exclusive option rights and exclusive rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property;

(ii) Contracts in which Company or any of its Subsidiaries (or any of their predecessor entities) is granted a non-exclusive right (including non-exclusive option rights or non-exclusive rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property, excluding Contracts for “off-the-shelf” Software licensed to Company or any of its Subsidiaries pursuant to standard commercial terms for an aggregate license fee of less than $50,000 or having an annual subscription fee of less than $25,000, and further excluding Contracts for Publicly Available Software;

(iii) Contracts in which Company or any of its Subsidiaries (or any of their predecessor entities) has granted a non-exclusive right (including non-exclusive option rights or non-exclusive rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property or a covenant not to assert or sue with respect to any Intellectual Property, excluding any (A) Company Customer Contracts made by Company or one of its Subsidiaries in the ordinary course of Business consistent with past practices, such Company Customer Contracts containing a non-exclusive license to use Company Group Owned IP, provided that the non-exclusive license is limited to that Company Group IP that is actually incorporated in or practiced by the Company Group Product and provided further that the Company Customer Contract contains no other express or implied licenses to Intellectual Property; and (B) any implied non-exclusive licenses in, to, or under Company Group Owned IP granted to a customer of Company or one of its Subsidiaries arising in connection with the provision of a Company Group Product by Company or one of its Subsidiaries in the ordinary course of Business consistent with past practices; and

(v) settlement agreements and co-existence arrangements involving Intellectual Property in which Company or any of its Subsidiaries (or any predecessor entities) is a party;

and

(b) and any all of the following Contracts (those Contracts under subparts (i) and (iii), the “Related Company Inbound IP Contracts”, those Contracts under subparts (ii) and (iv), the “Related Company Outbound IP Contracts”, and those Contracts under subpart (v) the “Related Company Settlement IP Contracts”):

(i) Contracts in which DLQ Parent or any Sister Company (or any of their predecessor entities) is granted an exclusive right (including exclusive option rights and exclusive rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property;

(ii) Contracts in which DLQ Parent or any Sister Company (or any of their predecessor entities) has granted an exclusive right (including exclusive option rights and exclusive rights of first offer, first refusal, first negotiation, etc.) in or to any Intellection Property;

(iii) Contracts in which DLQ Parent or any of the Sister Companies (or any of their predecessor entities) is granted a non-exclusive right (including non-exclusive option rights or non-exclusive rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property or a covenant not to assert or sue with respect to any Intellectual Property, excluding Contracts for “off-the-shelf” Software that is licensed to DLQ Parent or any of the Sister Companies pursuant to standard commercial terms and that is not used or necessary to run or support Company Group Products (but including, for the avoidance of doubt, all other Contracts for “off-the-shelf” Software that is licensed to DLQ Parent or any of the Sister Companies pursuant to standard commercial terms and that is used or necessary to run or support Company Group Products), and further excluding Contracts for Publicly Available Software;

(iv) Contracts in which DLQ Parent or any Sister Company (or any of their predecessor entities) has granted a non-exclusive right (including non-exclusive option rights or non-exclusive rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property or a covenant not to assert or sue with respect to any Intellectual Property;

(v) settlement agreements and co-existence arrangements involving Intellectual Property in which DLQ Parent or any Sister Company (or any predecessor entities) is a party. )

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“Knowledge” with respect to the Company Group and DLQ Parent means the actual knowledge after reasonable inquiry of Brent Suen, Manny Puentes, and Chris Metcalf; it being understood and agreed that the obligation to conduct a “reasonable inquiry” will be deemed satisfied if the above referenced persons inquire to obtain the information known by each of the following individuals with regards to those representations qualified by Knowledge in Article IV: Robb Billy, John MacNeil and Mitch Savage.

“Knowledge” with respect to Parent means the actual knowledge after reasonable inquiry of Jeffrey Tirman, Chris Hardt, and Nima Montazeri.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Lease” means the lease described on Schedule 1.1(a) attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

“Lien” means, with respect to any property or asset, any mortgage, license, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreements” means the agreements, in substantially the form attached hereto as Exhibit E-1, restricting the sale, transfer or other disposition of 8,550,000 shares of Parent Common Stock received by DLQ Parent at the Closing in connection with the Merger, which agreement shall specifically exclude the Dividend Shares (other than with respect to certain members of management who shall enter into a Lock-Up Agreement with respect to the Dividend Shares received by them).

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company Group, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the DLQ Parent and the Company Group, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.15(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration Shares” means an aggregate number of shares of Parent Common Stock equal to the product of (i) the Conversion Ratio, multiplied by (ii) Fully-Diluted Company Shares.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.7(b).

“Names” has the meaning set forth in the definition of “Intellectual Property.”

“NASDAQ” means the Nasdaq Stock Market LLC.

“Nevada Articles of Merger” has the meaning set forth in Section 2.2.

“NRS” has the meaning set forth in Section 2.1.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“OSHA” has the meaning set forth in Section 4.20(l).

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board Recommendation” has the meaning set forth in Section 5.11(a).

“Parent Common Stock” means, the common stock of Parent, par value $0.0001 per share.

“Parent Parties” has the meaning set forth in the preamble to ARTICLE V.

“Parent Preferred Stock” has the meaning set forth in Section 5.7(a).

“Parent Private Warrants” means each warrant issued to the Sponsor in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one share of Parent Common Stock at an exercise price of $11.50 per whole share.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Warrant” means each warrant issued as part of a Parent Unit.

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.2.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Unit” means each unit of Parent issued in the IPO comprised of (a) one share of Parent Common Stock, (b) one warrant to purchase one share of Parent Common Stock at a price of $11.50 per share.

“Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Merger Consideration Amount” means an amount equal to One Hundred Fourteen Million U.S. Dollars ($114,000,000) divided by the number of Fully Diluted Company Shares.

“Permit” has the meaning set forth in Section 4.16.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances (i) disclosed in policies of title insurance which have been made available to Parent or (ii) that do not interfere with the use of such real property or materially diminish the value thereof; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not yet due or delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (c) liens for Taxes, assessments, fees and other charges by Authorities not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP); (d) statutory or common law liens to secure obligations to landlords, lessors or rents under leases or rental agreements, (e) pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance, other social security legislation or similar programs mandated by Laws), (f) the Liens set forth on Schedule 1.1(b), (g) non-exclusive licenses of Company Owned IP granted in the ordinary course of Business consistent with past practices, solely pursuant to a Company Customer Contract or Related Company Customer Contract containing no other express or implied licenses to Intellectual Property and provided further that the non-exclusive license is limited to that Company Owned IP that is actually incorporated in or practiced by the Company Group Product, and (h) any implied non-exclusive licenses in, to, or under Company Group IP granted to a customer of a member of the Company Group arising in connection with the provision of a Company Group Product by such member of the Company Group in the ordinary course of Business consistent with past practices.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” has the meaning set forth in Section 4.18(l).

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other material compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company Group to make any severance, termination, change of control, or similar payment), consulting, change-of-control, bonus, incentive, deferred compensation, employee loan and fringe benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company Group, or under which the Company Group has any current or potential liability, but excluding any statutory plan, program or arrangement that is maintained by an Authority.

“Privacy Policy” has the meaning set forth in Section 4.18(k).

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, retention, analysis, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prohibited Party” has the meaning set forth in Section 4.29(b).

“Prospectus” has the meaning set forth in the recitals to this Agreement.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Public Distributions” has the meaning set forth in Section 12.13.

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Record Date” means the close of business on the date to be determined by the Board of Directors of DLQ Parent as the record date for determining stockholders of DLQ Parent entitled to participate in the Distribution, which date shall be the Business Day preceding the Distribution Date.

“Registered Exclusively Licensed IP” means all Intellectual Property, including Patents, Copyrights and Trademarks, constituting Company Group Exclusively Licensed IP, in each instance that is the subject of a registration, issuance or an application therefor with an Authority.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property, including Patents, Copyrights, and Trademarks, constituting Company Group Owned IP, in each instance that is the subject of a registration, issuance or an application therefor with an Authority.

“Registration Rights Agreement” means the registration rights agreement, in substantially the form attached hereto as Exhibit F.

“Related Company Customer Contract” means any Contract in which DLQ Parent or one of the Sister Companies (or any of their predecessor entities) is a party and under which DLQ Parent or one of the Sister Companies provides one or more Company Group Products.

“Related Company Inbound IP Contracts” has the meaning set forth in the definition of “IP Contracts.”

“Related Company Outbound IP Contracts” has the meaning set forth in the definition of “IP Contracts.”

“Related Company Settlement IP Contracts” has the meaning set forth in the definition of “IP Contracts.”

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Resolution Period” has the meaning set forth in Section 12.17.

“Revenue Sharing Side Letter” has the meaning set forth in the recitals to this Agreement

“S-4 Effective Date” has the meaning set forth in Section 6.5(c).

“Sanctions Laws” has the meaning set forth in Section 4.29(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

"Security Breach" means any actual or reasonably suspected: (1) theft, unauthorized access or accidental access to, loss of, unauthorized Processing of, and unauthorized disclosure, acquisition, use, modification, destruction, or deletion of Personal Information; (2) unauthorized use of Personal Information by a person with authorized access to the information for purposes of actual or reasonably suspected theft, fraud or identity theft; (3) unauthorized disclosure or alteration of Personal Information; or (4) loss of Personal Information, including without limitation, any of the foregoing described in (1) – (3) caused by or resulting from a failure, lack of or inadequacy of security, physical intrusion of facilities, theft or loss of documents, laptops or storage media, or employee or contractor malfeasance. “Security Breach” shall not include unsuccessful attempts or activities that do not compromise the security of Personal Information, including unsuccessful log-in attempts, pings, port scans, denial of service attacks, and other network attacks on firewalls or networked systems.

“Sister Companies” has the meaning set forth in the recitals to this Agreement.

“Sites” has the meaning set forth in Section 4.18(k).

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers), including any such computer software programs, and databases associated with software-as-a-service, platform-as-a-service, infrastructure-as-a-service, or other “as-a-service” model, in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means Abri Ventures I, LLC, a Delaware limited liability company.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Technology” has the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Trust Account” has the meaning set forth in Section 5.9.

“Trust Agreement” has the meaning set forth in Section 5.9.

“Trust Fund” has the meaning set forth in Section 5.9.

“Trustee” has the meaning set forth in Section 5.9.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“USPTO” has the meaning set forth in Section 4.18(c).

“Voting Agreement” means the Voting Agreement in substantially the form attached hereto as Exhibit I.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person in the event that such Person is not a corporation. Any reference in this Agreement or any Additional Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, in the event such Person is not a corporation; provided, that, for the avoidance of doubt no reference to shareholders or stockholders shall include anyone who is a holder of a derivative instrument or convertible security.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time through the Closing Date and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time through the Closing Date.

(e) Any reference to a numbered schedule means the same-numbered section of the Disclosure Schedule. Any reference in a schedule contained in the Disclosure Schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the Disclosure Schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of or reference to any written document in the Disclosure Schedules do not purport to be complete and are qualified in their entirety by the written document itself. The Disclosures Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties. The headings contained in the Disclosure Schedules are included for convenience only, and are not intended to limit the effect of the disclosures contained in the Disclosure Schedules or to expand the scope of information required to be disclosed in the Disclosure Schedules. Parent acknowledges that certain information contained in the Disclosure Schedules may constitute material confidential information relating to the Company Group and DLQ Parent that may not be used for any purpose other than that contemplated in the Agreement. The Company Group and DLQ Parent are not waiving, and will be not be deemed to have waived or diminished, any of their attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its confidential information (including confidential information related to pending or threatened litigation) to Parent, regardless of whether the Company Group and/or DLQ Parent have asserted, or are or may be entitled to assert, such privileges and protections. The parties share a common legal and commercial interest in ensuring all of the members’ of the Company Group and DLQ Parent’s confidential information remains subject to such privileges and protections. Parent shall not admit, claim or contend, in proceedings involving any party hereto or otherwise, that any member of the Company Group and/or DLQ Parent have waived any of their attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other materials disclosed in the Disclosure Schedules due to any member of the Company Group and/or DLQ Parent disclosing such information in the Disclosure Schedule.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than one (1) Business Day prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

ARTICLE II
MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Nevada Revised Statutes (the “NRS”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, which shall be named “DLQ, Inc.”, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, which shall change its name to “DataLogiq, Inc.”

2.2 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Delaware Certificate of Merger”) and Secretary of State of the State of Nevada articles of merger (the “Nevada Articles of Merger”) in form and substance reasonably acceptable to Company and Parent, executed in accordance with the relevant provisions of the DGCL and the NRS (the Delaware Certificate of Merger and the Nevada Articles of Merger, collectively, the “Certificates of Merger”). The Merger shall become effective upon the filing of the Certificates of Merger or at such later time as is agreed to by the Parties and specified in the Certificates of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the DGCL and the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 U.S. Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations set forth in Sections 4.24(e) and 5.22(e), no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

2.5 Articles of Incorporation; Bylaws.

(a) The Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the NRS, be amended and restated in its entirety as set forth in the exhibit to the Nevada Articles of Merger, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the NRS.

(b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “DataLogiq, Inc.”, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation and applicable Law.

2.6 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the consummation of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. Eastern time, on the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in ARTICLE IX or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Directors and Officers of Surviving Corporation.

(a) At the Effective Time, Parent and the Company shall take all actions necessary to cause the directors of the Company immediately prior to the Effective Time to be the only directors of the Surviving Corporation immediately after the Effective Time, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company as of immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.8 Directors and Officers of Parent. At the Effective Time, Parent’s Board of Directors will consist of five (5) directors. The Sponsor shall have the right to designate three (3) independent directors, and the Company shall have the right to designate two (2) directors in accordance with the Voting Agreement. At least a majority of the Board of Directors shall qualify as independent directors under the Securities Act and the NASDAQ rules. At or prior to the Closing, Parent will provide each member of Parent’s and Surviving Corporation’s post-Closing Board of Directors with a customary director indemnification agreement, in form and substance reasonable acceptable to the directors, to be effective upon the Closing (or if later, such director’s appointment). Parent’s Board of Directors shall take all necessary actions to remove all officers of Parent as of immediately prior to the Effective Time and cause officers who are mutually agreed upon among the parties to become the officers of Parent as of the Effective Time, such persons to hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10 No Further Ownership Rights in Company Capital Stock. All Merger Consideration Shares paid or payable in respect of shares of Company Common Stock hereunder, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Common Stock and from and after the Effective Time, there shall be no further registration of transfers of shares of the Company Common Stock on the stock transfer books of the Surviving Corporation.

ARTICLE III
EFFECT OF THE MERGER AND RELATED MATTERS

3.1 Effect of the Merger on Company Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of common stock of any of them:

(a) Cancellation of Certain Shares of Company Common Stock. Each share of Company Common Stock, if any, that is owned by Parent or Merger Sub (or any other Affiliate of Parent) or the Company (or any of its Subsidiaries) (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Company Common Stock, if any, held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(b) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a)) shall, in accordance with the Company Certificate of Incorporation and subject to this Agreement, be converted into the right to receive a number of shares of Parent Common Stock equal to the Conversion Ratio.

(c) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Surrender and Payment. At the Effective Time, Parent will deliver to DLQ Parent the Merger Consideration Shares.

3.3 Distribution Matters.

(a) Record Date and Distribution Date. Prior to the Closing, the Board of Directors of DLQ Parent in consultation with Parent, consistent with this Agreement and applicable Law, shall establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Distribution; provided, that DLQ Parent shall provide Parent written notice no fewer than two Business Days prior to DLQ Parent’s announcement of the Record Date to its stockholders.

(b) Delivery of Dividend Shares to the Agent. At or prior to the Distribution Date, DLQ Parent shall authorize the book-entry transfer by the exchange agent designated by DLQ Parent (the “Agent”) of all of the Dividend Shares to be distributed in connection with the Distribution.

(c) The Distribution.

(i) Upon the terms and subject to the conditions of this Agreement, concurrently with the receipt of the Merger Consideration Shares as provided in Section 3.2, DLQ Parent shall declare and effect the Distribution, in accordance with Section 3.3(c)(iii), to each holder of issued and outstanding shares of DLQ Parent Common Stock as of the Record Date (excluding treasury shares held by DLQ Parent), such that each such holder will receive a pro-rata share of the aggregate Dividend Shares held by DLQ Parent as of the Distribution Time.

(ii) Any fractional Dividend Shares that would otherwise be issuable to a DLQ Parent Stockholder pursuant to Section 3.3(c)(i) shall be aggregated and such DLQ Parent Stockholder shall be issued in respect of all such fractional shares a number of Dividend Shares equal to such aggregate number, rounded to the nearest whole number. In the event that after giving effect to this Section 3.3(c)(ii) the aggregate number of Dividend Shares issued to the DLQ Parent Stockholders is greater than the number of Dividend Shares to be issued, the Dividend Shares number shall be deemed to be amended to include such number of additional Dividend Shares issued pursuant to this Section 3.3(c)(ii).

(iii) At or prior to the Distribution Time, DLQ Parent shall deliver to the Agent evidence of Dividend Shares in book-entry form being distributed in the Distribution for the account of the holders of DLQ Parent Common Stock that are entitled thereto pursuant to Section 3.3(c)(i) or Section 3.3(c)(ii). The Agent shall hold such evidence of Dividend Shares in book-entry form for the account of such holders of DLQ Parent Common Stock pending the Merger. Immediately after the Effective Time of the Merger and prior to the Distribution Time, the Dividend Shares shall not be transferable and the Agent shall not transfer any Dividend Shares. The Distribution shall be deemed to be effective upon written authorization from DLQ Parent to the Agent to proceed, after the receipt of which the Agent shall then distribute by book-entry transfer in respect of the outstanding shares of DLQ Parent Common Stock held by holders of record of DLQ Parent Common Stock on the Record Date (excluding treasury shares held by DLQ Parent) all of the Dividend Shares distributed in the Distribution pursuant to Section 3.3(c)(i) and Section 3.3(c)(ii).

3.5 Consideration Spreadsheet.

(a) At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(i) the number of Fully Diluted Company Shares;

(ii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Per Share Merger Consideration Amount;

(B) the Conversion Ratio;

(C) the Merger Consideration Shares;

(iii) any explanatory or supporting information, including calculations, as Parent may reasonably request.

(b) The contents of the Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Consideration Spreadsheet. Under no circumstances shall Parent or Merger Sub be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet and the parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under ARTICLE III.

(c) Nothing contained in this Section 3.3 or in the Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations to obtain Parent’s prior consent to the issuance of any securities pursuant to Section 6.1(a)(xviii); or (ii) alter or amend the definition of Per Share Merger Consideration Amount or Merger Consideration Shares.

3.6 Earnout. From and after the Closing until the third anniversary of the Closing Date (the “Earnout Period”), certain members of management of the Company and Sponsor shall each be entitled to receive certain additional shares of Parent Common Stock upon the fulfillment of certain milestones upon the terms set forth in the Management Earnout Agreement and Sponsor Earnout Agreement.

3.7 Adjustment. The Merger Consideration Shares and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring prior to the date the Merger Consideration Shares are issued.

3.8 No Fractional Shares. No fractional shares of Parent Common Stock, or certificates or scrip representing fractional shares of Parent Common Stock, will be issued upon the conversion of the shares of Company Common Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any fractional shares of Parent Common Stock will be rounded up or down to the nearest whole number of shares of Parent Common Stock.

3.9 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent and the Surviving Corporation shall provide notice of any withholding that either intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement at least five (5) days prior to the date of the relevant payment and shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND DLQ PARENT

Except as disclosed in the DLQ Parent SEC Documents filed with or furnished to the SEC in unredacted form no later than the second day prior to the date of this Agreement and available to public access through the EDGAR database (other than any risk factor disclosures or other similar cautionary or predictive statements therein) (and to the extent the qualifying nature of such disclosure is reasonably apparent on its face) or set forth in the disclosure schedules delivered by the Company and DLQ Parent to Parent concurrently with the execution of this Agreement (the “Disclosure Schedules”) (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates) (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced); provided that nothing disclosed in any such Parent SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization) and Section 4.5 (Capitalization); DLQ Parent and the Company jointly and severally represent and warrant to Parent that each of the following representations and warranties are true and correct as of the date of this Agreement (except for representations and warranties that are made as of a specific date, which are made only as of such date); provided, however, that any representation and warranty of the Company which references the Company Group shall only be deemed to apply to the Company and its Subsidiaries.

4.1 Corporate Existence and Power. Except as set forth on Schedule 4.1 the Company and each other member of the Company Group is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of its jurisdiction of its incorporation or formation, as the case may be. The Company and each other member of the Company Group has all requisite corporate or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as currently conducted. Except as set forth on Schedule 4.1, the Company and each other member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company and each other member of the Company Group has offices located only at the addresses set forth on Schedule 4.1. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate of Incorporation and the Company’s Bylaws, and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company Certificate of Incorporation, the Company’s Bylaws and the comparable organizational or constitutive documents of the Company’s Subsidiaries so delivered are in full force and effect. The Company is not in violation of the Company Certificate of Incorporation or the Company’s Bylaws and each of its Subsidiaries is not in violation of its respective comparable organizational or constitutive documents.

4.2 Authorization.

(a) The Company and DLQ Parent each has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval and the DLQ Parent Stockholder Approval. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company and DLQ Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company or DLQ Parent, as the case may be (other than, in the case of the Merger, the receipt of the Company Stockholder Approval or the DLQ Parent Stockholder Approval). No other corporate proceedings on the part of the Company or DLQ Parent are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval or the DLQ Parent Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which the Company or DLQ Parent is a party have been duly executed and delivered by the Company or DLQ Parent, as the case may be, and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Additional Agreements to which the Company or DLQ Parent is a party constitute a legal, valid and binding obligation of the Company or DLQ Parent, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of DLQ Parent as the sole stockholder of the Company (the “Company Stockholder Approval”) is the only vote or consent of any of the holders of Company Common Stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

(c) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of DLQ Parent, the Board of Directors of DLQ Parent has (i) approved the execution, delivery and performance by DLQ Parent of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of DLQ Parent and the DLQ Parent Stockholders; (iii) directed that the adoption of this Agreement be submitted to the DLQ Parent Stockholders for consideration and recommended that all of the DLQ Parent Stockholders adopt this Agreement. The affirmative vote or written consent of holders of a majority of the then outstanding shares of the common stock of DLQ Parent present in person or by proxy and entitled to vote at the DLQ Parent Stockholder Meeting, assuming a quorum is present (the “DLQ Parent Stockholder Approval”), is the only vote of the holders of any of DLQ Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

4.3 Governmental Authorization. None of the execution, delivery or performance by the Company or DLQ Parent of this Agreement or any Additional Agreement to which DLQ Parent or any member of the Company Group is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and Nevada Articles of Merger with the Secretary of State of the State of Nevada pursuant to the NRS.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which any member of the Company Group is or will be a party or the consummation by the Company Group of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the organizational or constitutive documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any member of the Company Group or to any of their respective properties, rights or assets, (c) except for the Material Contracts listed on Schedule 4.8 requiring Company Group Consents (but only as to the need to obtain such Company Group Consents) and as set forth on Schedule 4.4 (c), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which any member of the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit or Material Contract binding upon any member of the Company Group or any of their respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of any Company Group Certificate of Incorporation or the Bylaws of any member of the Company Group or the organizational or constitutive documents of any other member of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 2,000 shares of Common Stock, all of which are outstanding. No other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. No shares of Company Common Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the NRS, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Common Stock are owned of record by DLQ Parent.

(b) As of the date hereof, the authorized capital stock of Rebel AI, Inc. consists of 10,000 shares of Common Stock, all of which are outstanding. No other shares of capital stock or other voting securities of Rebel AI, Inc. are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of common stock of Rebel AI, Inc. are duly authorized, validly issued, fully paid and non-assessable. No shares of the common stock of Rebel AI, Inc. are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, Rebel AI, Inc.’s certificate of incorporation or any Contract to which Rebel AI, Inc. is a party or by which it or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Rebel AI, Inc. are owned of record by DLQ Parent.

(c) As of the date hereof, the authorized capital stock of Fixel AI, Inc. consists of 10,000,000 shares of Common Stock, 100,000 of which are outstanding. No other shares of capital stock or other voting securities of Fixel AI, Inc. are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of common stock of Fixel AI, Inc. are duly authorized, validly issued, fully paid and non-assessable. No shares of the common stock of Fixel AI, Inc. are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, Fixel AI, Inc.’s certificate of incorporation or any Contract to which Fixel AI, Inc. is a party or by which it or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Fixel AI, Inc. are owned of record by DLQ Parent.

(d) As of the date hereof, the authorized capital stock of Tamble, Inc. consists of 1,000 shares of Common Stock, all of which are outstanding. No other shares of capital stock or other voting securities of Tamble, Inc. are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of common stock of Tamble, Inc. are duly authorized, validly issued, fully paid and non-assessable. No shares of the common stock of Tamble, Inc. are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, Tamble, Inc.’s certificate of incorporation or any Contract to which Tamble, Inc. is a party or by which it or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Tamble, Inc. are owned of record by the Company.

(e) As of the date hereof, the authorized equity securities of Push Interactive, LLC consists of 1,000,000 membership units, all of which are outstanding. No other equity securities or other voting securities of Push Interactive, LLC are authorized, issued, reserved for issuance or outstanding. All issued and outstanding equity securities of Push Interactive, LLC are duly authorized, validly issued, fully paid and non-assessable. No equity securities of Push Interactive, LLC are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the Minnesota Revised Uniform Limited Liability Company Act, Push Interactive, LLC’s certificate of formation or any Contract to which Push Interactive, LLC is a party or by which it or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding equity securities of Push Interactive, LLC are owned of record by the Company.

(f) As of the date of this Agreement, all membership interests of Battlebridge Acquisition Co, LLC are owned of record by the Company. No other equity securities or other voting securities of Battlebridge Acquisition Co, LLC are authorized, issued, reserved for issuance or outstanding. All issued and outstanding equity securities of Battlebridge Acquisition Co, LLC are duly authorized, validly issued, fully paid and non-assessable. No equity securities of Battlebridge Acquisition Co, LLC are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the Nevada Limited Liability Company Act, Battlebridge Acquisition Co, LLC’s certificate of formation or any Contract to which Battlebridge Acquisition Co, LLC is a party or by which it or any of its properties, rights or assets are bound).

(g) Except as listed on Schedule 4.5(g), there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which any member of the Company Group is or may become obligated to issue or sell any of its shares of capital stock or other securities, (ii) outstanding obligations of the Company Group to repurchase, redeem or otherwise acquire outstanding capital stock of the Company Group or any securities convertible into or exchangeable for any shares of capital stock of the Company Group, (iii) treasury shares of capital stock of the Company Group, (iv) bonds, debentures, notes or other Indebtedness of the Company Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company Group may vote, issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company Group (including pursuant to any provision of Law, the Company Group Certificates of Incorporation or any Contract to which any member of the Company Group is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company Group (whether outstanding or issuable).

(h) The Consideration Spreadsheet, when delivered by the Company pursuant to Section 3.3(a), will be true, complete and correct in all material respects as of immediately prior to the Effective Time.

4.6 Corporate Records. Except as set forth on Schedule 4.6, all proceedings of the Board of Directors of each member of the Company Group, including all committees thereof, and of the Company Group’s Stockholders, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company Group and made available to Parent. The stockholder ledgers of the Company Group are true, correct and complete.

4.7 Subsidiaries. Schedule 4.7 lists each Subsidiary of the Company Group (including its jurisdiction of incorporation or formation). All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company Group free and clear of all Liens except for restrictions on transfer under applicable securities Laws. Except for the Subsidiaries of the Company Group, the Company Group does not own, directly or indirectly, as of the date hereof, (i) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (ii) any other interest or participation that confers on the Company Group or any Subsidiary of the Company Group the right to receive (A) a share of the profits and losses of, or distributions of assets of, any other Person or (B) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Material Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company Group is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

4.9 Financial Statements.

(a) Since December 31, 2021 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the Balance Sheet; (iii) liabilities that are executory obligations arising under Contracts to which a member of the Company Group is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 4.9(b), the Company Group does not have any material liabilities, debts or obligations of the type required to be set forth on the face of a balance sheet prepared in accordance with U.S. GAAP (whether accrued, fixed or contingent, liquidated or unliquidated or asserted or, to the Knowledge of the Company or DLQ Parent, unasserted).

(c) Except as set forth on Schedule 4.9(c), the Company Group does not have any Indebtedness for borrowed money or any other material Indebtedness.

4.10 Books and Records. Except as set forth on Schedule 4.10, the Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company Group. Except as set forth on Schedule 4.10, the Books and Records of the Company have been maintained, in all material respects in accordance with reasonable business practice.

4.11 Internal Accounting Controls. The Company Group has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company Group’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.12 Absence of Certain Changes. Except as set forth on Schedule 4.12, from January 1, 2022 until the date of this Agreement, (a) the Company and each other member of the Company Group have conducted their respective businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company Group; and (c) neither the Company nor any other member of the Company Group has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given consent.

4.13 Properties; Title to the Company’s Assets.

(a) All items of Tangible Personal Property in the aggregate are in good operating condition and repair and function in all material respects in the aggregate in accordance with their intended uses (ordinary wear and tear excepted).

(b) The Company Group or a Subsidiary has good, valid and marketable title in and to the material tangible assets reflected in the Balance Sheet, other than any such tangible assets which have been disposed of since the Balance Sheet Date in the ordinary course of business. The Company Group or a Subsidiary has a valid leasehold interest or license in or a right to use the aggregate tangible assets reflected on the Balance Sheet that are leased or licensed by the Company pursuant to a Contract, other than any such assets that were leased or licensed pursuant to a Contract that has terminated since the Balance Sheet Date. Except as set forth on Schedule 4.13(b), no such tangible asset is subject to any material Lien other than Permitted Liens. Subject to the provisions of Section 4.18, the Company Group’s assets constitute substantially all of the rights, properties, and assets of any kind or description whatsoever, including the goodwill, used or held for use in connection with the Company’s business.

4.14 Litigation. Except as set forth on Schedule 4.14 (i) there is no Action for damages in excess of $100,000 or that is otherwise material to the Company Group that is pending or, to the Knowledge of the Company or DLQ Parent, threatened against the Company Group, any of the officers or directors of the Company Group in their capacity as such, or any of the Company Group’s rights, properties or assets before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement and (ii) The Company Group is not subject to any Action by any Authority. There are no outstanding judgments against the Company Group.

4.15 Contracts.

(a) Schedule 4.15(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $100,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts that require annual payments of $100,000 or more;

(iii) each Contract with any current officer, director, employee or consultant of the Company Group, under which the Company Group (A) has continuing obligations for payment of an annual compensation of at least $100,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person in excess of $75,000 (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby;

(iv) all Contracts with third parties creating a limited liability company or legal partnership arrangement or a material joint venture or strategic alliance to which the Company Group is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices) under which the Company Group has any continuing obligations (other than confidentiality requirements);

(vi) all IP Contracts, and identifying whether each scheduled IP Contract is a Company IP Contract, a Related Company Inbound IP Contract, a Related Company Outbound IP Contract or a Related Company Settlement Agreement and separately indicating whether any Related Company Outbound IP Agreement is not cancellable or terminable by the DLQ Parent or Sister Company upon notice or within thirty (30) days’ notice of that will not expire on their own terms within thirty (30) days of the date of this Agreement;

(vii) all Related Company Customer Contracts, separately identifying all Related Company Customer Contracts that are not cancellable or terminable by the applicable DLQ Parent or Sister Company upon notice or within thirty (30) days’ notice or that will not expire on their own terms within thirty (30) days of the date of this Agreement;

(viii) all Company Customer Contracts under which the Company or one of its Subsidiaries is entitled to receive payments in excess of $50,000 per year;

(ix) all Contracts limiting the freedom of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

(x) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group other than commercial arrangements where it is not the primary purpose of the agreement;

(xi) all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than any Contracts (A) relating to such Affiliate’s status as a securityholder, (B) relating to employment or service as a director or (C) between or among members of the Company Group and its Subsidiaries;

(xii) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $100,000 per year;

(xiii) all Contracts creating or otherwise relating to outstanding Indebtedness for borrowed money or any other material Indebtedness (other than intercompany Indebtedness);

(xiv) all Contracts relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational documents of the Company Group);

(xv) all Contracts not cancellable by the Company Group with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $100,000 per the terms of such contract; and

(xvi) all collective bargaining agreements or other agreement with a labor union or labor organization.

(b) Except as set forth on Schedule 4.15(b), each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the applicable member of the Company Group party to such Material Contract and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s or DLQ Parent’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. Except as set forth on Schedule 4.10, the consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.16 Licenses and Permits. Schedule 4.16 sets forth a true, complete and correct list of each material license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out the Business as currently conducted, together with the name of the Authority issuing the same (the “Permits”). The Company Group has all such Permits, and each such Permit is in full force and effect and none of such Permits will be terminated or materially impaired as a result of the transactions contemplated hereby. The Company Group is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s or DLQ Parent’s Knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company Group is a party and the consummation of the transactions contemplated by this Agreement) reasonably exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company Group has not received any written (or, to the Company’s or DLQ Parent’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s or DLQ Parent’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company Group involving any material Permit.

4.17 Compliance with Laws.

(a) Except as set forth on Schedule 4.17(a), neither the Company Group nor to the Knowledge of the Company or DLQ Parent, any Representative or other Person acting on behalf of the Company Group in their capacity as such, is in violation in any material respect of, and, since January 1, 2018, no such Person has failed to be in compliance with, all applicable Laws and Orders in all material respects. No Action is pending, or to the Knowledge of the Company or DLQ Parent, threatened, alleging any such violation or noncompliance by a member of the Company Group. Since January 1, 2018, the Company Group has not been threatened in writing or, to the Company’s or DLQ Parent’s Knowledge, orally to be charged with, or given written or, to the Company’s or DLQ Parent’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority entered against any member of the Company Group. The representations and warranties set forth in this Section 4.17 do not apply to the representations or warranties as to compliance with Laws relating to any matter that is the subject of another representation or warranty under this Agreement, including, without limitation, intellectual property and data privacy matters which are addressed in Section 4.18, employment and labor matters which are addressed in Section 4.20 and 4.21, employee plans which are addressed in Section 4.22, tax matters which are addressed in Section 4.21 and 4.24, environmental matters which are addressed in Section 4.25, and regulatory matters which are addressed in Section 4.29.

(b) Neither the Company Group nor, to the Knowledge of the Company or DLQ Parent, any Representative or other Person acting on behalf of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.18 Intellectual Property.

(a) The Company Group is the sole and exclusive owner of each item of Company Group Owned IP, free and clear of any Liens, excluding Permitted Liens. To the Knowledge of the Company or DLQ Parent, the Company Group is the sole and exclusive licensee of each item of Company Group Exclusively Licensed IP, if any, free and clear of any Liens, excluding Permitted Liens. To the Knowledge of the Company or DLQ Parent, the Company Group has a valid right to use the Company Group Licensed IP. Collectively, the Company Group IP includes all of the Intellectual Property that is used in, held for use in, practiced in, exploited by, or necessary to enable the Company to conduct the Business as such Business is currently being conducted, including all of the Intellectual Property incorporated in, used in, held for use in, practiced in, exploited by the Company Group in the Company Group Products. Immediately after the Closing, Company or its Subsidiaries will own all right, title and interest in and to, or otherwise have a license to, all Company Group IP on identical terms and conditions as the Company Group enjoyed immediately prior to the Closing.

(b) Schedule 4.18(b) sets forth a true, correct and complete list of all (i) Registered Owned IP; (ii) Registered Exclusively Licensed IP; (iii) unregistered material Trademarks constituting Company Group Owned IP; (iv) Domain Names constituting Company Group Owned IP, (v) social media handles constituting Company Group Owned IP, and (vi) all Software within the Company Group Products (at the module level), accurately specifying as to each of the foregoing, as applicable: (A) the application number, issuance or registration number, and other identifying details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Registered Owned IP and Registered Exclusively Licensed IP has been issued, registered, or in which an application for such issuance or registration has been filed or for unregistered material Trademarks, used by the Company Group.

(c) Except for any Company Group Owned IP that the Company Group may have intentionally abandoned or let expire, any Registered Owned IP set forth on Schedule 4.18(b) is subsisting and, to the Knowledge of the Company or DLQ Parent, valid and enforceable. To the Knowledge of the Company or DLQ Parent, any Registered Exclusively Licensed IP is subsisting, valid and enforceable. To the Knowledge of the Company or DLQ Parent, all Persons (including members of the Company Group) have, in connection with the prosecution of all Patents within the Company Group IP before the United States Patent and Trademark Office (the “USPTO”) and, where applicable, similar offices in other jurisdictions, complied with the applicable obligations of candor owed to the USPTO and, where applicable, such other offices. No Registered Owned IP, and to the Knowledge of the Company or DLQ Parent no Registered Exclusively Licensed IP, is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent Action, and no such Action has been threatened in writing to the Company Group with respect thereto. In the past six (6) years, not including any office actions or other responses issued by the USPTO or other similar offices in other jurisdictions in the ordinary course of ex parte prosecution, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company or DLQ Parent orally threatened, against the Company Group contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP; provided, however, that the look back in this representation shall be limited to the past three (3) years for non-Patent Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and, to the Knowledge of the Company or DLQ Parent, all Registered Exclusively Licensed IP, have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d) To the Knowledge of the Company or DLQ Parent, the operation of the Business as currently conducted and as conducted in the past six (6) years do not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property of any third Person; provided, however, that the look back in this representation shall be limited to the past three (3) years for non-Patent Intellectual Property of any third Person. In the past six (6) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company or DLQ Parent orally threatened, against the Company Group alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property); provided, however, that the look back in this representation shall be limited to the past three (3) years for non-Patent Intellectual Property of any third Person. There are no Actions pending that involve a claim against a member of the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company or DLQ Parent, in the past three (3) years no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company Group Owned IP or Company Group Exclusively Licensed IP.

(e) In the past six (6) years no member of the Company Group has filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company Group IP; provided, however, that the look back in this representation shall be limited to the past three (3) years for non-Patent Company Group IP. There are no Actions pending that involve a claim against a third Person by a member of the Company Group alleging infringement or misappropriation of Company Group IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company Group.

(f) Except as disclosed on Schedule 4.18(f), each employee, agent, consultant and contractor who has contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and inventions agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company Group (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement. To the extent any such proprietary information and inventions agreement or other similar written Contract permitted such employee, agent, consultant or contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant or contractor excluded Intellectual Property that is related to the Business as currently conducted. To the Knowledge of the Company or DLQ Parent, no employee, agent, consultant or contractor of the Company Group is or has been in violation of any term of any such Contract.

(g) No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Group Owned IP, or to the Knowledge of the Company or DLQ Parent, Company Group Exclusively Licensed IP.

(h) To the Knowledge of the Company or DLQ Parent, none of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company or DLQ Parent is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Group Owned IP, or any item of Company Group Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional material payment obligations by the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

(i) Except as set forth on Schedule 4.18(i) and with respect to the Material Contracts listed on Schedule 4.15(a)(vi) and excluding “off-the-shelf” Software licensed to the Company or any of its Subsidiaries pursuant to standard commercial terms for an aggregate license fee of less than $50,000 or having an annual subscription fee of less than $25,000 and further excluding “off-the-shelf” Software licensed to the DLQ Parent or any Sister Company pursuant to standard commercial terms and that is not used or necessary to run or support Company Group Products, the Company Group is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j) No member of the Company Group (or any predecessor-in-interest) has transferred ownership of any Intellectual Property to any third Person that was material to the Business at the time it was transferred. The Company Group has, at all times, exercised reasonable efforts necessary to maintain, protect and enforce the secrecy, confidentiality and value of all Trade Secrets and all Software constituting Company Group Owned IP, Company Group Exclusively Licensed IP and all other Confidential Information material to the Business, in each instance that are at least consistent with efforts undertaken by third Persons in the industry within which the Business is a part. No Company Group Owned IP or Company Group Exclusively Licensed IP is subject to any technology or source code escrow arrangement or obligation, and as of the Date of this Agreement, no person other than the Company Group and their employees and contractors who are bound by confidentiality obligations of customary scope with respect to source code has a right to access or possess any source code of the Software constituting Company Group Owned IP or Company Group Exclusively Licensed IP or will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance by the Company or DLQ Parent of this Agreement. As of the Closing Date, no person other than the Company, its Subsidiaries and their employees and contractors who are bound by confidentiality obligations of customary scope with respect to source code has a right to access or possess any source code of the Software constituting Company Group Owned IP or Company Group Exclusively Licensed IP or will be entitled to obtain access to or possession of such source code. Subject to Section 9.2(l)-(n) of this Agreement: (i) the Company Group is in actual possession and control of the source code of any Software constituting Company Group Owned IP, including all Software within the Company Group Products, and all related documentation and materials, and can compile the source code for all current Company Group Products into object code or otherwise run such Software within the Company Group Products without error; and (ii) The Company Group maintains complete and accurate technical and descriptive materials (including all copies in whatever form, including digital or electronic copies) relating to the acquisition, design, development, use or maintenance of Software corresponding to the Company Group Products including all source code associated therewith, all system documentation, statements of principles of operation, and schematics for Software associated therewith, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer.

(k) The Company Group has a privacy policy regarding the Processing of data and Personal Information in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites prior to or contemporaneous with the collection of any data in the possession, custody, or control, or otherwise held or Processed by, or on behalf of the Company Group. For purposes of this subsection (k), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company Group. The Privacy Policy accurately describes the Company Group’s data collection, disclosure and use practices, complies with all applicable Laws and is consistent with standard industry practice.

(l) Except as set forth on Schedule 4.18(l), in connection with its Processing of any Personal Information, the Company Group is and has been in material compliance with all applicable Laws, including without limitation all Data Protection Laws and Laws related to data loss, theft, and Security Breach notification obligations. To the Company’s or DLQ Parent’s Knowledge, since January 1, 2018, there have been no Security Breaches. In addition, the Company Group has in place and since January 1, 2018 has had in place commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding the Company Group’s collection, use, disclosure, disposal, dissemination, storage, protection and other Processing of Personal Information as required by applicable Data Protection Laws. The Company Group has complied in all material respects with such privacy policies, rules, and procedures in connection with any Processing by the Company Group of any Personal Information of any Person. To the Company’s or DLQ Parent’s Knowledge, since January 1, 2018, the Company Group has not been subject to, and there are no, complaints or audits, proceedings, investigations or claims pending against the Company Group by any Authority, or by any Person, in respect of the collection, use, storage disclosure or other Processing of Personal Information. The Company Group (i) has implemented commercially reasonable physical, technical, organization and administrative safeguards, including but not limited to physical security measures, policies, procedures, standards, controls, hardware, software, firmware designed to protect the confidentiality, integrity or accessibility of information and data, including all Personal Information of any Person accessed, Processed or maintained by the Company from Security Breaches (collectively “Security Measures”), and (ii) where required by applicable Data Protection Laws, requires by written contract all third party providers and other persons who have or have had access to Personal Information, or who Process Personal Information on Company Group’s behalf, to implement industry standard security programs and policies consistent with applicable Data Protection Laws, and that are at least as stringent as the Security Measures of the Company Group. Since January 1, 2018, to the Company’s or DLQ Parent’s Knowledge, the Company Group has not experienced any Security Breaches of Personal Information maintained by or on behalf of the Company Group (including by any agent, subcontractor or vendor of the Company Group). Except as set forth on Schedule 4.18(l), Company Group is and has been since January 1, 2018 in material compliance with all contractual obligations with third parties involving Processing of any Personal Information of any Person, including but not limited to obtaining end user consent to Process such Personal Information. Company Group’s compliance with such obligations is consistent with applicable Data Protection Law, Company Group’s Privacy Policy and any policies regarding the Processing of Personal Information in effect. “Personal Information” means (i) any data or information that, alone or in combination with other data or information identifies an individual natural Person or household (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies or relates to an identifiable individual natural Person, or such Person’s vehicle, browser or device); or (ii) any other data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any applicable Data Protection Law.

(m) The Software that constitutes Company Group Owned IP, including the Software within the Company Group Products and, to the Knowledge of the Company or DLQ Parent, all other Software that is used by the Company Group, is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company Group Products perform in accordance with their published specifications and any other published documentation or user materials corresponding thereto. All reported defects, warranty claims, and reports of errors are reflected in support logs maintained in the ordinary course of business. The Company Group has not incorporated Publicly Available Software into the Company Group’s products and services, and the Company Group has not used or distributed Publicly Available Software as part of the Company Group’s products and services, including within any Company Group Products other than as set forth on Schedule 4.18(m). Except as set forth on Schedule 4.18(m), the Company Group has not used Publicly Available Software in a manner that subjects, in whole or in part, any Software constituting Company Group Owned IP or any Software constituting any Company Group Product (or portion thereof) to any Copyleft License obligations. To the Company’s or DLQ Parent’s Knowledge, the Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. The Company Group has not received any written (or, to the Knowledge of the Company or DLQ Parent, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(n) The Company Group has implemented and maintained (or, where applicable, has required its vendors and those vendor’s subcontractors to maintain), consistent with commercially reasonable and industry practices and in compliance in all material respects with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business as currently conducted (the “Company Group Information Systems”). To the Company’s or DLQ Parent’s Knowledge, there has been no unauthorized access to or use of the Company Group Information Systems nor has there been, in the past twenty-four (24) months, any downtime or unavailability of the Company Group Information Systems that resulted in a material disruption of the Business. The Company Group Information Systems that are owned, leased or licensed by Company or its Subsidiaries are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business as currently conducted, are in good repair and operating condition, are free from any material defects, and do not contain any virus, Software or hardware component designed to permit unauthorized access or to disable or otherwise harm or disable any such computer, server, equipment, hardware, networks, Software or systems whether automatically with the passage of time or under the positive control of a Person. There has been no failure with respect to any Company Group Information System that has had a material adverse effect on the operations of the Company Group.

(o) Schedule 4.18(o): (i) identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company Group is currently participating, or has participated in the past or applied for future participation in (including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Authority), in all cases, to the extent related to any Intellectual Property (each a “Standards Setting Body”); and (ii) sets forth a listing of the membership agreements and other Contracts relating to such Standards Bodies, to which Company Group is bound (collectively, “Standards Setting Agreements”). True, complete and correct copies of all Standards Setting Agreements have been delivered to Parent. The Company Group is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Standards Setting Body that requires or purports to require the Company Group to contribute, disclose or license any Intellectual Property to such Standards Setting Body or its other members, other than the Standards Setting Agreements. The Company Group has not made any written Patent disclosures to any Standards Setting Body. The Company Group is in material compliance with all Standards Setting Agreements that relate to Intellectual Property Rights. The Company Group is not engaged in any material dispute with any Standards Setting Body with respect to any Intellectual Property Rights or with any third Persons with respect to Company Group’s conduct with respect to any Standards Setting Body.

4.19 Accounts Payable; Affiliate Loans.

(a) Schedule 4.19(a) sets forth a breakdown and aging of the Company Group’s accounts payable (including to all of its suppliers) as of five (5) days prior to the date hereof. Such accounts payable arose from bona fide transactions in the ordinary course consistent with past practice.

(b) The information set forth on Schedule 4.19(b) separately identifies any and all accounts, receivables or notes of the Company Group which are owed by any Affiliate of the Company Group (excluding another member of the Company Group). Except as set forth on Schedule 4.19(b), the Company Group does not owe any Indebtedness to any of its Affiliates and no Affiliates owe any Indebtedness to the Company Group (excluding any Indebtedness among the Company and its Subsidiaries).

4.20 Employees; Employment Matters.

(a) Schedule 4.20(a) sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Company Group as of the date hereof, setting forth the name, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2021 and 2020.

(b) The Company Group is not a party to any collective bargaining agreement, and since January 1, 2018, there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company or DLQ Parent, threatened against the Company Group, and, since January 1, 2018, the Company Group has not experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees. To the Knowledge of the Company or DLQ Parent, the Company Group is not subject to any attempt by any union to represent Company Group employees as a collective bargaining agent.

(c) There are no pending or, to the Knowledge of the Company or DLQ Parent, threatened material Actions against the Company Group under any worker’s compensation policy or long-term disability policy. There is no material unfair labor practice charge or complaint pending or, to the Knowledge of the Company or DLQ Parent, threatened before any applicable Authority relating to employees of the Company Group. Except as set forth on Schedule 4.20(c), since January 1, 2018, the Company Group has not engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would reasonably be expected to trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation.

(d) Except as set forth on Schedule 4.20(d), the Company Group is, and since January 1, 2018 has been, in material compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, leaves, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes. Since January 1, 2018, no audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company or DLQ Parent, are threatened to be conducted by any Authority with respect to applicable Laws regarding employment or labor Laws. The Company Group has complied, in all material respects, with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and to the Knowledge of the Company and DLQ Parent, no member of the Company Group currently employs, or since January 1, 2018 has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No audit by any Authority is currently being conducted, pending or, to the Knowledge of the Company or DLQ Parent, threatened to be conducted in respect to any foreign workers employed by the Company Group. Except as set forth on Schedule 4.14, no employee of the Company Group has, since January 1, 2018, brought or, to the Knowledge of the Company or DLQ Parent, threatened to bring a claim that remains pending for unpaid compensation, including overtime amounts.

(e) To the Knowledge of the Company or DLQ Parent, no key employee or officer of the Company Group is a party to or is bound by any non-competition agreement (with any Person) that would materially interfere with the performance by such officer or key employee of any of his or her duties or responsibilities as an officer or employee of the Company Group. To the Knowledge of the Company or DLQ Parent, no key employee or officer of the Company Group has given written notice of their definite intent to terminate their employment with the Company Group, nor does the Company Group have any present intention to terminate the employment of any of the foregoing.

(f) Except as set forth on Schedule 4.20(f), the employment of each of the key employees is terminable at will without any penalty or severance obligation on the part of the Company Group. All material sums due for employee compensation and all vacation time owing to any employees of the Company Group, and all fees owing to any independent contractors and consultants, have been duly accrued on the accounting records of the Company Group.

(g) Except as set forth on Schedule 4.20(g), each individual engaged by the Company Group as an independent contractor or consultant is, and since January 1, 2018 has been, properly classified by the Company Group as an independent contractor, and the Company Group has not received any written notice from any Authority or Person disputing such classification.

(h) Except as set forth on Schedule 4.20(h) and as set forth on Schedule 4.14, there is no, and since January 1, 2018 there has been no, written notice provided to the Company Group of any pending or, to the Knowledge of the Company or DLQ Parent, threatened claim or litigation relating to, or any written complaint or allegation of, discrimination, retaliation, wrongful termination, constructive termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Company Group that remains pending; nor there is any pending obligation for the Company Group under any settlement or out-of-court or pre-litigation arrangement relating to such matters.

(i) To the Knowledge of the Company or DLQ Parent, except as set forth on Schedule 4.20(i), since January 1, 2018, the Company Group has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company Group or third-parties who interacted with current and/or former employees of the Company Group. With respect to each such written claim with potential merit, the Company Group has taken corrective action. Further, to the Knowledge of the Company or DLQ Parent, since January 1, 2018 no allegations of sexual harassment have been made to the Company Group against any individual in his or her capacity as director or an executive officer of the Company Group.

(j) The Company Group has complied in all material respects with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Authority (whether in the United States or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of the date hereof and have taken appropriate precautions regarding its employees. The Company Group has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each material occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company Group has taken prompt corrective action that is reasonably calculated to prevent the spread of COVID-19 within the Company Group’s workplace.

(k) As of the date hereof and since January 1, 2018, there have been no material audits by any Authority, nor have there been any charges, fines, or penalties, including, to the Knowledge of the Company and DLQ Parent, those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company Group. The Company Group is in compliance in all material respects with OSHA and there are no pending appeals of any Authority’s decision or fines issued in relation to OSHA.

(l) Except as set forth on Schedule 4.20(l), the Company Group has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

4.21 Withholding. Except as disclosed on Schedule 4.21, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by Contract, or attributable to payments by the Company Group to trusts or other funds or to any Authority, with respect to unemployment compensation benefits or social security benefits for its employees through the date hereof, have been paid or adequate accruals therefor have been made on the Company Group financial statements. Except as disclosed on Schedule 4.21, all reasonably anticipated material obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

4.22 Employee Benefits.

(a) Schedule 4.22(a) sets forth a correct and complete list of all Plans. With respect to each Plan, the Company Group has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual reports on Form 5500 and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; and (v) the most recent determination or advisory letter received by the Company Group from the Internal Revenue Service regarding the tax-qualified status of such Plan.

(b) Except as set forth on Schedule 4.22(b), no Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). None of the Company Group, or any ERISA Affiliate, has withdrawn at any time since January 1, 2018 from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company or DLQ Parent, no circumstances exist that could reasonably be expected to result in any such liability to the Company Group.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and, to the Knowledge of the Company or DLQ Parent, nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption.

(d) There are no pending or, to the Knowledge of the Company or DLQ Parent, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Group financial statements.

(f) None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law.

(g) Except as set forth on Schedule 4.22(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company Group and its Subsidiaries or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company Group as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Except as set forth on Schedule 4.22(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with Section 409A of the Code.

(j) All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all material requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.23 Real Property.

(a) Except as set forth on Schedule 4.23, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contract pursuant to which the Company Group leases any real property or right in any Real Property. The Company Group has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.23, free and clear of all Liens other than Permitted Liens and except as set forth on Schedule 4.13(b). The Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance. The Company Group has delivered to Parent a true and complete copy of each Lease.

(b) With respect to each Lease: (i) it is valid, binding and in full force and effect, subject to the Enforceability Exceptions; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) there exist no material default or event of default thereunder by the Company Group or, to the Company’s or DLQ Parent’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s or DLQ Parent’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a material default or event of default by the Company Group thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, (viii) except as set forth on Schedule 4.23, the Company Group has not subleased, assigned or otherwise granted to any Person the right to use or occupy such leased Real Property or any portion thereof, and (ix) except as set forth on Schedule 4.8, the transactions contemplated hereunder do not require the consent of, or notice to, the landlord to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. Except as set forth on Schedule 4.13(b), the Company Group holds each leasehold estate established under each Lease free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located.

4.24 Tax Matters. Except as set forth on Schedule 4.24:

(a) (i) There is no Action, pending or proposed in writing, with respect to Taxes of the Company Group; (ii) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (iii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company Group; (iv) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (v) no written claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction, the Company Group is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Company Group members by virtue of having a permanent establishment or other place of business in that country, and the members of the Company Group are and have always been tax residents solely in their respective countries of incorporation or formation; (vi) no member of the Company Group is, nor has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract; (vii) no member of the Company Group has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was DLQ Parent); (viii) the Company Group has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (ix) to the Knowledge of the Company or DLQ Parent, no issue has been raised in writing by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; (x) the Company Group has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xi) no member of the Company Group is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) no member of the Company Group has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law) and no member of the Company Group has been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

(b) The Company Group will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law.

(c) The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(d) Neither the Company nor DLQ Parent is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) The Company Group has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company Group and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company Group up to and through and including Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

4.25 Environmental Laws. To the Knowledge of the company and the DLQ Parent, the Company Group has complied and is in compliance with all Environmental Laws in all material respects, and there are no Actions pending or, to the Knowledge of the Company or DLQ Parent, threatened against the Company Group alleging any failure to so comply. The Company Group has not (a) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any written claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. To the Knowledge of the company and the DLQ Parent, there are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company Group that would reasonably be expected to give rise to any liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

4.26 Finders’ Fees. Except as set forth on Schedule 4.26, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of its Affiliates who would reasonably be entitled to any fee or commission from any member of the Company Group, DLQ Parent, Merger Sub, Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.27 Powers of Attorney, Suretyships and Bank Accounts. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.28 Directors and Officers. Schedule 4.28 sets forth a true, correct and complete list of all directors and officers of the Company Group.

4.29 Anti-Money Laundering Laws.

(a) The Company Group currently is and, since January 1, 2018 has been, in compliance in all material respects with applicable Laws related to anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”), 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”). In addition, to the Knowledge of the Company Group and DLQ Parent, the Company Group currently is and, since January 1, 2018 has been, in compliance in all material respects with applicable Laws related to (i) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (ii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iii) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (v) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company Group nor, to the Knowledge of the Company or DLQ Parent, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company or DLQ Parent, any Representative of the Company Group (acting on behalf of the Company Group), to the Knowledge of the Company or DLQ Parent, (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) No member of the Company Group, has received written notice of, nor, to the Knowledge of the Company or DLQ Parent, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company or DLQ Parent, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.30 Insurance. All material insurance policies owned or held by and insuring the Company Group are set forth on Schedule 4.30, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company Group or, to the Company’s or DLQ Parent’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been denied by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company Group is a party are sufficient for compliance with all requirements of all Material Contracts to which the Company Group is a party or by which the Company Group is bound. Since January 1, 2018, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company Group.

4.31 Related Party Transactions. Except as set forth in Schedule 4.31, as contemplated by this Agreement or as provided in the Company Group Financial Statements to be delivered pursuant to Section 7.4 hereof, no Affiliate of the Company Group, current or former director, manager or officer of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group (in each case, excluding any employment or service agreements as an employee or director of the Company Group), (b) owns any asset, property or right, tangible or intangible, which is used by the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company Group.

4.32 No Trading or Short Position. None of the Company, DLQ Parent, any other member of the Company Group, or any of their respective managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including, without limitation, depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

4.33 Not an Investment Company. Neither the Company nor any other member of the Company Group is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.34 Information Supplied None of the information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement, as applicable, and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing). This Section 4.34 does not address projections and other forward-looking information, as to which no representations are provided herein.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC in unredacted form no later than the second day prior to the date of this Agreement and available to public access through the EDGAR database (other than any risk factor disclosures or other similar cautionary or predictive statements therein) (and to the extent the qualifying nature of such disclosure is reasonably apparent on its face); provided that nothing disclosed in any such Parent SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Corporate Existence and Power), Section 5.2 (Corporate Authorization) and Section 5.7 (Capitalization)), Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. Each Parent Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Parent Party has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted. Each Parent Party is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Parent Parties. Since their respective dates of organization, the Parent Parties have not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in their Organizational Documents, there is no agreement, exclusive license or Order binding upon a Parent Party or to which any Parent Party is a party that prohibits or materially restricts any business practice of the Parent Parties, any acquisition of property by the Parent Parties, or the conduct of business by the Parent Parties. Merger Sub does not hold and has not held any material assets or incurred any material liabilities and has not carried on any business activities other than in connection with the Merger.

5.2 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Additional Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Parent Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Additional Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholder Meeting, assuming a quorum is present (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of the Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company and DLQ Parent set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Additional Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration, notification or filing with any Authority except for the filing of the Certificates of Merger with the Secretaries of State of the State of Delaware and Nevada pursuant to the DGCL and the NRS.

5.4 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon or applicable to the Parent Parties or to any of their respective properties, rights or assets, (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Parent Party or to a loss of any material benefit to which any Parent Party is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon any Parent Party or any of their respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of a Parent Party’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the amended and restated certificate of incorporation of Parent or bylaws of the Parent or the organizational or constitutive documents of any other Parent Party, except for such consent, approval or waiver which shall be obtained (and a copy provided to the Company) prior to the Closing.

5.5 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7 Capitalization.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”) of which 7,461,998 shares of Parent Common Stock (inclusive of Parent Common Stock included in any outstanding Parent Units), and no shares of Parent Preferred Stock are issued and outstanding. In addition, 6,028,518 Parent Warrants (inclusive of Parent Warrants included in any outstanding Parent Units and the Parent Private Warrants) exercisable for 6,028,518 shares of Parent Common Stock are issued and outstanding at an exercise price of $11.50 per share. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent or any securities convertible into or exchangeable for any shares of capital stock of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. No bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote, are issued or outstanding. There are no treasury shares of capital stock of any Parent Party.

(b) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub or any securities convertible into or exchangeable for any shares of capital stock of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. No bonds, debentures, notes or other Indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Merger Sub may vote, are issued or outstanding.

(c) Except for the 6,028,518 Parent Warrants outstanding, there are no outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which any Parent Party is or may become obligated to issue or sell any of its shares of capital stock or other securities.

5.8 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.9 Trust Fund. As of the date of this Agreement, Parent has at least $57,383,990 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at HSBC Bank, N.A., and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of August 12, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10 Listing. The Parent Public Common Stock, Parent Units, and Parent Public Warrants are listed on the NASDAQ, with trading tickers “ASPA,” “ASPAU,” and “ASPAW,” respectively.

5.11 Board Approval.

(a) By resolutions duly adopted (and not thereafter modified or rescinded) by Parent’s Board of Directors (including any required committee or subgroup of such board), the Board of Directors of Parent has unanimously (i) approved the execution, delivery and performance by Parent and Merger Sub of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which a Parent Party is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of Parent and Parent’s stockholders; (iii) directed that the Parent Proposals be submitted to the Parent’s stockholders for consideration at the Parent Stockholder Meeting, (iv) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation (“Business Combination”) and (v) recommended to the Parent’s stockholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by Merger Sub’s Board of Directors (including any required committee or subgroup of such board), Merger Sub’s Board of Directors has, unanimously (i) approved the execution, delivery and performance by Merger Sub of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein, (ii) declared the advisability of the transactions contemplated by this Agreement, (iii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder and (iv) recommended to Merger Sub’s sole stockholder to adopt this Agreement.

5.12 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing (the “Additional Parent SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (v) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Parent Financial Statements fairly present (or with respect such financial statements contained or incorporated by reference in the Additional Parent SEC Documents, will fairly present) in all material respects, the financial position of Parent as of the dates thereof and the results of operations of Parent for the periods reflected therein subject, in the case of the Unaudited Financial Statements, to normal audit adjustments and the absence of notes thereto. The Parent Financial Statements were (or with respect such financial statements contained or incorporated by reference in the Additional Parent SEC Documents, will be) prepared from the Books and Records of Parent in all material respects.

(d) Except: (i) as specifically disclosed, reflected or fully reserved against on the Parent Financial Statements (including the notes thereto); (ii) for liabilities and obligations incurred in the ordinary course of business consistent since March 19, 2021; (iii) for liabilities that are executory obligations arising under Contracts to which any Parent Party is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); and (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby;, Parent does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(e) As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.13 Certain Business Practices. Neither Parent, nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. Neither Parent, nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.14 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

5.15 Affiliate Transactions. Except as described in the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder of Parent or any Affiliate of Parent or any of its subsidiaries, on the other hand.

5.16 Litigation; Permits. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its subsidiaries or any of its or their respective officers or directors or that affects its or their assets or properties or which, as of the date hereof, in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement, or (b) Order outstanding against Parent or any of its subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its subsidiaries. Parent holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

5.17 Compliance with Laws.

(a) No Parent Party or, to the Knowledge of Parent, any Representative or other Person acting on behalf of a Parent Party, is in violation in any material respect of, and, since March 19, 2021, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since March 19, 2021, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by any Parent Party of, or failure on the part of any Parent Party to comply with, or any liability suffered or incurred by any Parent Party in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action by any Authority is pending, or to the Knowledge of Parent, threatened, alleging any such violation or noncompliance by a member of the Company Group. Since March 19, 2021, the Parent Parties have not been threatened in writing or, to Parent’s Knowledge, orally to be charged with, or given written or, to Parent’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, the Parent Parties are, and since March 19, 2021 have been, to the Knowledge of Parent, in compliance in all material respects with: (i) every Law applicable to the Parent Parties due to the specific nature of their business, including the Data Protection Laws; (ii) the Foreign Corrupt Practices Act and any comparable or similar Law of any jurisdiction applicable to any Parent Party; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since March 19, 2021, the Parent Parties have not been threatened or charged in writing (or to Parent’s Knowledge, orally) with or given written (or to Parent’s Knowledge, oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence by any Authority and, to Parent’s Knowledge, the Parent Parties are not under any investigations with respect to any such Law.

(b) Neither the Parent Parties nor, to the Knowledge of Parent, any Representative or other Person acting on behalf of the Parent Parties is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Neither Parent nor, to the Knowledge of Parent, any Representative of Parent (acting on behalf of Parent), (A) has participated in any transaction involving, including receipt of funds from or issuing equity to, a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws.

5.18 Absence of Certain Changes. From the date of the latest balance sheet included in the Parent Financial Statements until the date of this Agreement, (a) the Parent Parties have conducted their respective businesses in the ordinary course and in a manner consistent with past practices; (b) there has not been any Material Adverse Effect in respect of Parent Parties; and (c) neither Parent Party has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of the Company pursuant to Section 6.1 and the Company has not given consent.

5.19 Indebtedness. Except as set forth in the Parent SEC Documents, Parent does not have any Indebtedness or other liabilities.

5.20 Not an Investment Company. No Parent Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.21 Employment Matters. The Parent Parties do not maintain, sponsor, contribute to and is not required to contribute to, and does not have any liability to and could not reasonably be expected to have any Liability to any: “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), any severance, gratuity, termination indemnity, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, policy, Contract or arrangement or any other stock purchase, stock option or other equity or equity-based, termination, severance, transition, employment, individual consulting, retention, transaction, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan or other compensation or benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (collectively, the “SPAC Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (a) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Parent Parties or (b) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of the Parent Parties to material (i) payments or (ii) benefits or (iii) increases in any existing payments or benefits or any loan forgiveness. No amount that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any director, manager, officer, employee, individual independent contractor or other service providers of any of the Parent Parties or their Affiliates under any SPAC Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise Tax under Section 4999 of the Code.

5.22 Tax Matters.

(a) (i) Parent has duly and timely filed all income Tax Returns and all other material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due and payable; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended, which waiver or extension is in effect; (v) Parent has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Parent; (vi) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to Parent; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (viii) no written claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction, Parent is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of Parent members by virtue of having a permanent establishment or other place of business in that country, and the members of Parent are and have always been tax residents solely in their respective countries of incorporation or formation; (ix) Parent has made available to Company true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period since its formation; (x) there is no outstanding power of attorney from Parent authorizing anyone to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (xi) Parent is not, and has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xii) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xiii) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (xiv) Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xv) the Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xvi) the Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Parent will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c) The unpaid Taxes of Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Return.

(d) The Parent has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e) The Parent has not taken any action (nor permitted any action to be taken), and to the Parent’s Knowledge, there is no fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.23 HSR Act. Parent has conducted its analysis of the HSR Act and has determined that the assets of the Parent are held in an irrevocable trust without a reversionary interest and therefore, pursuant to 16 CFR 801.1(c) and the “size of the person” test under the HSR Act (15 U.S.C. 18a(a)(2)(B)(ii)(II) and (III), no notification is required under the HSR Act in connection with the transactions contemplated by this Agreement.

5.24 Opportunity to Conduct Due Diligence. Without limiting any representation made herein by DLQ Parent or the Company, Parent hereby acknowledges and agrees that prior to entering into this Agreement, Parent had the opportunity to conduct a due diligence review of the Company Group, and to confirm all matters that Parent may deem relevant to its acquisition of the Company Group.

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company, DLQ Parent, Parent and Merger Sub covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Additional Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall (I) conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, (II) duly and timely file all material Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period; (III) duly observe and conform with all applicable Law, including the Exchange Act, and Orders, in each case, in all material respects, and (IV) use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract research organizations and other third parties. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Additional Agreements, as required by applicable Law, or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, nor shall Company, Parent or DLQ Parent permit its Subsidiaries to:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material way or relinquish any material right under, any (A) in the case of any member of the Company Group, Material Contract, or (B) in the case of Parent or its Subsidiaries, material contract, agreement, lease, license or other right or asset of such party or its Subsidiaries;

(iii) other than in the ordinary course of business, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more and obligates the payment by it of more than $250,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $250,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of its material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practices;

(vi) solely in the case of any member of the Company Group, sell, lease, license or otherwise dispose of any of any material Company Group Owned IP outside of the ordinary course of Business consistent with past practices;

(vii) solely in the case of any member of the Company Group, permit any material Registered Owned IP to go abandoned or expire for failure to make an annuity or maintenance fee payment, or fail to file any necessary document or take any necessary action to maintain such rights;

(viii) except as contemplated hereby or by any Additional Agreement, (A) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities; or (B) amend any material term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(ix) (A) make any loan, advance or capital contribution in excess of $250,000 to any Person; (B) incur any Indebtedness in excess of $250,000 including drawings under the lines of credit, if any, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness in excess of $250,000, other than the repayment of Indebtedness in accordance with the terms thereof;

(x) suffer or incur any Lien in excess of $250,000, except for Permitted Liens, on its assets;

(xi) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness in excess of $250,000 owed to it, or write off or make reserves in excess of $250,000 against the same (other than, in the case of the Company Group, in the ordinary course of business consistent with past practices);

(xii) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xiii) terminate or allow to lapse any material insurance policy protecting any of its material assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiv) adopt any severance, retention or other employee plan involving obligations of such Person in excess of $250,000 in the aggregate, or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

(xv) institute, settle or agree to settle any Action before any Authority, in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes material injunctive or other material non-monetary relief on it;

(xvi) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down in any material respect the value of its assets;

(xvii) change its principal place of business or jurisdiction of organization;

(xviii) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities;

(xix) (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting periods in any material respect; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company Group; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes of the Company Group; or (E) surrender or forfeit any right to claim a material Tax refund;

(xx) enter into any material transaction with or distribute or advance any material assets or property to any of its Affiliates (other than its Subsidiaries), other than the payment of salary and benefits in the ordinary course;

(xxi) other than as required by a Plan, (A) materially increase or change the compensation or benefits of any employee or service provider of the Company Group other than in the ordinary course of business (including for promotions) (and in any event not in the aggregate by more than ten percent (10%) when compared to such individual’s existing compensation or benefits), (B) accelerate the vesting or payment of any material compensation or benefits of any employee or service provider of the Company Group, (C) make any loan to any present or former employee or other individual service provider of the Company Group, other than advancement of expenses in the ordinary course of business consistent with past practices, or (D) enter into, amend or terminate any collective bargaining agreement or other material agreement with a labor union or labor organization;

(xxii) fail to duly observe and conform to any applicable Laws and Orders in any material respect; or

(xxiii) agree or commit to do any of the foregoing.

(b) Notwithstanding the foregoing, each member of the Company Group and Parent and their respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act or any changes thereto, or other force majeure events and any such action or omission shall not be a breach of this Section 6.1 or any other provision of this Agreement.

6.2 Exclusivity.

(a) During the Interim Period, neither DLQ Parent nor any member of the Company Group, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of Parent (which consent may be withheld in the sole and absolute discretion of Parent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction (a “Company Acquisition Agreement”). Immediately following the execution of this Agreement, DLQ Parent and the Company Group, shall, and shall cause each of its Representatives, to terminate any existing discussion or negotiations with any Persons other than Parent, concerning any Alternative Transaction. Each of DLQ Parent and the Company shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of DLQ Parent or the Company, would be deemed a breach of such party’s obligations under this Section 6.2(a) (it being understood that such responsibility shall be in addition to and not by way of limitation of any right the Parent may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving DLQ Parent or the Company or their respective Subsidiaries (other than the transactions contemplated by this Agreement or the Additional Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction (other than between or among such party and/or its wholly-owned Subsidiaries), (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person or any material portion of the capital stock or other equity interests of such party or its Subsidiaries in a single transaction or series of transactions, (C) with respect to the Company, any purchase, lease, exchange, transfer or other acquisition of (1) all or a material portion of the assets of any Person by the Company or (2) any capital stock or other equity interests of any Person by the Company, in each case, in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction (in each case replacing the references to DLQ Parent or the Company with Parent in the definition of Alternative Transaction), communicated in writing to Parent or any of its respective Representatives (each, an “Alternative Proposal”), Parent shall as promptly as practicable (and in any event within three (3) Business Days after receipt thereof) advise DLQ Parent and the Company, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal and Parent shall keep the Company and DLQ Parent informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

(c) The parties hereto agree that the rights and remedies for noncompliance with this Section 6.2 shall include the other party hereto seeking to have such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the other party hereto and that money damages may not provide an adequate remedy to the other party hereto.

6.3 Access to Information. During the Interim Period, DLQ Parent, the Company, and Parent shall each, use its commercially reasonable efforts to, (a) upon reasonable prior written notice and during regular business hours, continue to give the other party, its legal counsel and its other Representatives reasonable access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company Group and Parent as such Persons may reasonably request and (c) cause its employees, legal counsel, accountants and other Representatives to reasonably cooperate with the other party in its investigation of the Business (in the case of the Company Group) or the business of Parent (in the case of Parent); provided, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company Group. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or any applicable Law. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require the Company Group to disclose (a) due diligence questions, lists or investigations conducted by others, names, bids, letters of intent, expressions of interest, or other proposals received from others in connection with the transactions contemplated hereby or otherwise information and analyses relating to such communications, (b) information related to the analysis of the transactions contemplated hereby by DLQ Parent or any member of the Company Group, (c) any document or information prohibited to be shared by Law until such time as such documents are not prohibited to be shared, and (d) the Company and DLQ Parent must approve, in its sole discretion, and an officer of the Company and DLQ Parent must be present and included in any communications with customers or employees of the Company. Parent agrees to abide by the confidentiality terms of the Confidentiality Agreement and will treat such information as Confidential Information under the Confidentiality Agreement.

6.4 Notices of Certain Events. During the Interim Period, each of Parent, DLQ Parent, and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company Group (or Parent, post-Closing) to any such Person or create any Lien on any of the Company Group’s or Parent’s assets;

(b) any notice or other material communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to the Knowledge of Parent or the Company, as applicable, threatened in writing against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business and that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect, upon having actual Knowledge of such occurrence; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in either case, upon having actual Knowledge of such occurrence, that would reasonably be expected to cause any of the conditions set forth in Section 9.2(a) or Section 9.2(b) with respect to the Company Group’s obligations under this Section 6.4(e), or Sections 9.3(a) or Section 9.3(b) with respect to Parent’s obligations under this Section 6.4(e), not to be satisfied.

6.5 Access to Information. From time to time during the Interim Period the Company and DLQ Parent will supplement or amend the Disclosure Schedule with respect to any matter Company or DLQ Parent becomes aware of which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. Any supplement or amendment to the Disclosure Schedule will be disregarded for the purpose of determining whether the conditions set forth in Section 9.2(b) have been satisfied but may cure any breach or inaccuracy of the representation or warranty amended by such amended disclosure with the consent of Parent, and in such case shall not constitute a basis for any claim resulting from the breach of the representation or warranty such supplemented or amended Disclosure Schedule is intended to modify.

6.6 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) During the Interim Period, the Company Group shall promptly provide to Parent such information concerning the Company Group as is either required by the federal securities Laws or reasonably requested by Parent and appropriate for inclusion in the Offer Documents. Promptly after the receipt by Parent from the Company of all such information, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from (i) holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”) and (ii) holders of DLQ Parent common stock sufficient to obtain the DLQ Parent Stockholder Approval at a meeting of holders of DLQ Parent Common Stock to be called and held for such purposes (the “DLQ Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the Parent Common Stock issuable in the Merger (including, without limitation, the Dividend Shares) shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4 and Proxy Statement. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent (i) shall permit DLQ Parent, the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents) at a reasonable time prior to the filing except to the extent not legally permissible; (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto without the prior written consent of DLQ Parent and the Company (not to be unreasonably withheld, delayed or conditioned). As promptly as practicable after receipt thereof, Parent shall provide to DLQ Parent, the Company, and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the Form S-4, and, in each case, shall consult with DLQ Parent, the Company, and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without the prior written consent of DLQ Parent and the Company (not to be unreasonably withheld, delayed or conditioned). Parent will use its reasonable efforts to permit DLQ Parent’s and the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise DLQ Parent and the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the Form S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued.

(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and DLQ Parent shall distribute its Proxy Statement to the DLQ Parent Stockholders and, pursuant thereto, shall call the Parent and DLQ Parent Stockholder Meetings in accordance with their respective organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent Stockholders and DLQ Parent Stockholders for approval or adoption at the Parent Stockholder Meeting and DLQ Parent Stockholder Meeting, including, with respect to the Parent Stockholder Meeting, the matters described in Section 6.5(e).

(d) DLQ Parent, Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware, and the NASDAQ, if applicable, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting and the DLQ Parent Stockholder Meeting. Without limiting the foregoing, Parent and DLQ Parent shall ensure that each of the Form S-4, as of the S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Stockholders and DLQ Parent Stockholders, and as of the dates of the Parent Stockholder Meeting and the DLQ Stockholder Meeting, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to DLQ Parent or the Company Group (or any other information) that is furnished by DLQ Parent or the Company expressly for inclusion in the Proxy Statement and neither DLQ Parent nor any member of the Company Group shall be responsible for the accuracy or completeness of any information relating to Parent (or any other information) that is furnished by Parent expressly for inclusion in the Proxy Statement). If at any time prior to the Effective Time, a change in the information relating to the Company Group or Parent or any other information furnished by Parent, Merger Sub, DLQ Parent, or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub, DLQ Parent, or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders and DLQ Parent’s stockholders. In connection therewith, Parent, Merger Sub, DLQ Parent, and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of the NASDAQ, in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the second amended and restated certificate of incorporation of Parent, in the form attached hereto as Exhibit G, including the change of the name of Parent to “DataLogiq, Inc.” (the “Amended Parent Charter”); (iii) adoption and approval of the amended and restated bylaws of Parent in the form attached hereto as Exhibit H; (iv) approval of the members of the Board of Directors of Parent immediately after the Closing; (v) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to DLQ Parent in connection with the Merger under applicable exchange listing rules; (vi) approval to adjourn the Parent Stockholder Meeting, if necessary; and (vii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company, DLQ Parent, and the Parent (the proposals set forth in the forgoing clauses (i) through (vii) collectively, the “Parent Proposals”).

(f) In accordance with DLQ Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of the OTCQX Market, in the Proxy Statement, DLQ Parent shall seek from the holders of DLQ Parent Common Stock the approval the DLQ Parent Stockholder Approval.

(g) Parent, with the assistance of DLQ Parent and the Company, shall use its reasonable best efforts to cause the S-4 and the Proxy Statement to “clear” comments from the SEC and the S-4 to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock and DLQ Parent shall cause its Proxy Statement together with all other Offer Documents, to be disseminated to the holders of DLQ Parent Common Stock. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock, up to that number of shares of Parent Common Stock that would permit Parent to maintain consolidated net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of the Merger, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Parent’s amended and restated certificate of incorporation, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s amended and restated certificate of incorporation, the proceeds held in the Trust Account will first be used for the redemption of the shares of Parent Common Stock held by Parent’s public stockholders who have elected to redeem such shares.

(h) Parent and DLQ Parent shall each call and hold a special meeting of their respective stockholders as promptly as practicable after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals or DLQ Parent Stockholder Approval, respectively, and shall consult each other in good faith with respect to the date on which such meeting is to be held. Neither party shall postpone or adjourn its stockholder meeting without the prior written consent of the other (which shall not be unreasonably withheld, delayed or conditioned) unless the requisite quorum is not obtained. Each of Parent and DLQ Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals, as the case may be. Parent’s Board of Directors shall recommend that the Parent Stockholders vote in favor of the Parent Proposals, and neither Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, such recommendation. DLQ Parent’s Board of Directors shall recommend that the DLQ Parent Stockholders vote in favor of the DLQ Parent Stockholder Approval, and neither DLQ Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Parent, such recommendation. If on the date for which the Parent Stockholder Meeting is scheduled (including any postponed or adjourned date), Parent has not received proxies representing a sufficient number of shares to obtain the Parent Stockholder Approval or approve the other Parent Proposals, whether or not a quorum is present, Parent shall make one or more successive postponements or adjournments of the Parent Stockholder Meeting, each such postponement or adjournment to be no more than ten (10) Business Days, and shall continue to use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals; provided that, without the consent of the Company, Parent shall not postpone or adjourn the Parent Stockholder Meeting to a date later than the Outside Closing Date. If on the date for which the DLQ Parent Stockholder Meeting is scheduled (including any postponed or adjourned date), DLQ Parent has not received proxies representing a sufficient number of shares to obtain the DLQ Parent Stockholder Approval, whether or not a quorum is present, DLQ Parent shall make one or more successive postponements or adjournments of the DLQ Parent Stockholder Meeting, each such postponement or adjournment to be no more than ten (10) Business Days, and shall continue to use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement; provided that, without the consent of Parent, DLQ Parent shall not postpone or adjourn the DLQ Parent Stockholder Meeting to a date later than the Outside Closing Date.

(i) In connection with the preparation and filing of the Form S-4 and any amendments thereto, DLQ Parent and the Company Group shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(j) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent and DLQ Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the other party, the filing party shall provide a copy of the filing to the other party and permit the other party to make revisions to protect confidential or proprietary information of such party.

(k) Concurrently with the filing of the Form S-4, Parent shall register on Form S-1 (i) the shares of Parent Common Stock underlying the Parent Warrants and (ii) the shares of Parent Common Stock owned by the Sponsor.

6.7 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of shares of Parent Common Stock (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses of Parent and the Company Group to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

6.8 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement, including the prompt delivery to the Company (but in any event within one (1) Business Day following the execution of this Agreement) of the written consent of the stockholder of Merger Sub approving this Agreement, the Merger and the other transactions contemplated by this Agreement and the performance of the obligations of Merger Sub hereunder.

6.9 Proprietary Information and Invention Assignment Agreement. The Company shall use commercially reasonable efforts to cause David Niaz to sign a proprietary information and invention and assignment agreement in a form acceptable to Parent assigning to Company all right, title and interest in and to all Intellectual Property invented, authored, or otherwise developed or created for or on behalf of any member of the Company Group.

ARTICLE VII
COVENANTS OF THE PARTIES

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period,

(a) DLQ Parent shall, on behalf of the Company Group, duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

(b) The Parent Parties shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

(c) The Company Group shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(d) The Parent Parties shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(e) DLQ Parent and the Company Group shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Stock, Parent Unit, or Parent Warrant, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Additional Agreement.

(f) Parent shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any DLQ Parent Common Stock except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that DLQ Parent or its Affiliates has made or makes available to Parent and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company Group, DLQ Parent, Parent, the Merger or the other transactions contemplated hereby or by any Additional Agreement.

7.2 Commercially Reasonable Efforts to Obtain Consents. DLQ Parent and the Company shall each use its commercially reasonable efforts to obtain any required Company Group Consent. Parent shall use its commercially reasonable efforts to obtain any consent set forth on Schedule 5.4.

7.3 DLQ Parent Stockholder Approval. DLQ Parent’s Board of Directors shall recommend that the DLQ Parent Stockholders vote in favor of this Agreement, the Additional Agreements to which any member of the Company Group or DLQ Parent is or will be a party, the transactions contemplated hereby and thereby and other related matters (the “DLQ Parent Board Recommendation”), and, neither DLQ Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, such DLQ Parent Board Recommendation.

7.4 Additional Financial Information. The Company shall use commercially reasonable efforts to provide Parent on or prior to October 15, 2022 with the Company Group Financial Statements, each prepared under U.S. GAAP and reviewed by a PCAOB qualified auditor in accordance with the requirements of the PCAOB for public companies. Additionally, during the Interim Period, the Company shall use commercially reasonable efforts to provide Parent with the Company’s consolidated interim financial information for each quarterly period beginning after June 30, 2022 no later than 40 calendar days following the end of each quarterly period, each prepared under U.S. GAAP and reviewed by a PCAOB qualified auditor in accordance with the requirements of the PCAOB for public companies. All of the financial statements to be delivered pursuant to this Section 7.4, shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and consolidated results of operations of the Company Group as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company Group will promptly provide with additional Company Group financial information reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

7.5 Lock-Up Agreements. Prior to the Closing, (i) DLQ Parent shall enter into a Lock-Up Agreement with Parent, effective as of the Closing, pursuant to which Seventy-Five Percent (75%) of the Merger Consideration Shares shall be subject to lock-up, and (ii) the Company shall cause certain management of the Company to enter into a Lock-Up Agreement with Parent, effective as of the Closing, pursuant to which any Dividend Shares owned by such management shall be subject to a lock-up, both in accordance with the terms and conditions more fully set forth in the Lock-Up Agreements.

7.6 Amended Parent Charter. Prior to the Effective Time, subject to the Parent Stockholder Approval, Parent shall duly amend and restate its certificate of incorporation to be in the form of the Amended Parent Charter by filing the Amended Parent Charter with the Delaware Secretary of State.

7.7 Preservation of Intellectual Property; No New Related Company Customer Contracts. During the Interim Period (but subject to Section 9.2(l)-(n) of this Agreement), (a) DLQ Parent shall not and shall cause each of the member of the Company Group not to: (i) sell, lease, license transfer, pledge, encumber, grant or dispose of any Company Group Owned IP, excluding (A) non-exclusive licenses to use Company Group Owned IP granted by Company or one of its Subsidiaries pursuant to a Company Customer Contract made by Company or one of its Subsidiaries in the ordinary course of Business consistent with past practices and provided further that the non-exclusive license is limited to that Company Group IP actually used by the Company Group Product provided by Company or one of its Subsidiaries under the Company Customer Contract; and (B) any implied licenses in, to, or under Company Group Owned IP granted to a customer of Company or one of its Subsidiaries arising in connection with the provision of a Company Group Product by Company or one of its Subsidiaries in the ordinary course of Business consistent with past practices; (ii) abandon or fail to renew or timely maintain and pay annuities for, and otherwise timely prosecute all Company Owned IP (including Registered Owned IP); and (iii) dedicate to the public or fail to safeguard and maintain the secrecy of all Trade Secrets within the Company Owned IP; and (b) neither DLQ Parent nor any Sister Company shall enter into any new Related Company Customer Contracts.

7.8 No Dividends or Extraordinary Bonuses Until 11 Months After Closing. Except as expressly contemplated by this Agreement or the Additional Agreements, or as required by applicable Law, from the Closing Date until 11 months after the date thereof, neither the Surviving Corporation nor Parent shall, or shall permit its Subsidiaries to: (a) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities other than the Dividend Shares; or (b) pay, declare or promise to pay, any bonus to any employee, except (i) year-end bonuses arising by operation of Law or by previously existing contract (without limit), and/or (ii) on-going bonuses arising by operation of Law or by previously existing contract in an aggregate annual amount not to exceed $100,000.

7.9 Employment Agreements. The Company shall use its commercially reasonable efforts to enter into on or prior to Closing an employment agreement with each of the Key Personnel identified on Schedule 1.1(A) hereto, which employment agreement may contain restrictive covenant agreements as may be mutually agreed upon by the Company and Parent.

7.10 Senior Financing Facility. The Company, Parent and Sponsor shall each use commercially reasonable efforts to enter into a mutually acceptable agreement that provides that Sponsor shall be the exclusive financing source of the Company and Parent after the Business Combination in an amount which shall not exceed $25 Million.

7.11 Record Retention. For a period of seven years after the Closing Date, without the prior written consent of DLQ Parent (which will not be unreasonably withheld), Parent will not, and Parent will cause the Surviving Corporation to not, dispose of or destroy any of the books and records of the Company Group in the Surviving Corporation’s possession which would be reasonably be expected to be relevant to any legal, regulatory or tax audit, investigation, inquiry or requirement of DLQ Parent (including, for the avoidance of doubt, the DLQ Parent), without first offering such records to DLQ Parent. Parent will, and will cause the Surviving Corporation to, at reasonable times upon reasonable notice, afford DLQ Parent and its representatives reasonable access (including the right to make, at DLQ Parent’s expense, photocopies), during normal business hours, to such books and records in the Surviving Corporation’s possession as DLQ Parent may reasonably request.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of DLQ Parent, the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) as necessary to comply with contractual arrangements or applicable Laws, and (B) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company and DLQ Parent, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against any member of the Company Group (collectively, the “Transaction Litigation”). The Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Parent, the Merger Sub or members of the boards of directors of the Parent or Merger Sub and DLQ Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against any member of the Company Group or the members of their boards of directors; provided, however, that in no event shall DLQ Parent or the Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for Parent (if DLQ Parent is controlling the Transaction Litigation) or the DLQ Parent (if the Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the DLQ Parent is controlling the Transaction Litigation) or DLQ Parent and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative(s) that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if DLQ Parent is controlling the Transaction Litigation) or the DLQ Parent and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by a Parent Party (if DLQ Parent is controlling the Transaction Litigation) or DLQ Parent and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative(s) that is the subject of such Transaction Litigation. Parent and DLQ Parent shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Compliance with SPAC Agreements. Without the prior written consent of the Company, during the Interim Period, Parent shall (a) comply with the Trust Agreement, the Underwriting Agreement, dated as of August 9, 2021, by and between Parent and Chardan Capital Markets, LLC and (b) enforce the terms of (i) the letter agreement, dated as of August 9, 2021, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein, and (ii) the Stock Escrow Agreement, dated as of August 9, 2021, by and among Parent, Continental Stock Transfer & Trust Company, as escrow agent, and the Sponsor and the other stockholders of Parent named therein.

8.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company and DLQ Parent, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director, of the Company or its Subsidiaries or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or its Subsidiaries or the Parent Parties (collectively, the “D&O Indemnified Persons”), as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the organizational documents of Parent and the Surviving Corporation and their respective Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation and its Subsidiaries, the Company and its Subsidiaries, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain (at the Surviving Corporation’s expense) directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business, anticipated market capitalization and revenues) as the Company.

(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, D&O Indemnified Persons and may not be changed with respect to any officer or director without his or her written consent. The obligations of Parent and the Surviving Corporation under this Section 8.4 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 8.4 applies without the consent of such affected D&O Indemnified Person.

(d) At or prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s and Parent’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company or the Parent, as the case may be, with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.4. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Persons is entitled, whether pursuant to applicable Laws, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to managers’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Subsidiary or their respective officers, managers and employees, it being understood and agreed that the indemnification provided for in this Section 8.4 is not prior to, or in substitution for, any such claims under any such policies.

8.5 Parent Public Filings; NASDAQ. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Units, the Parent Warrants and the Parent Rights on the NASDAQ Capital Markets. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with the NASDAQ Capital Markets in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of the NASDAQ Capital Markets to be satisfied; and (c) the Parent Common Stock, including the Merger Consideration Shares, the Parent Warrants and the Parent Rights to be approved for listing on the NASDAQ Capital Markets, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

8.6 Certain Tax Matters. Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

8.7 Parent Equity Incentive Plan. Immediately after the Closing, Parent shall adopt a new equity incentive plan (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Parent Equity Incentive Plan”) upon such terms as Parent and the Company shall mutually agree. The Parent Equity Incentive Plan shall have such number of shares available for issuance in total equal to ten percent (10%) of the Parent Common Stock to be issued and outstanding immediately after the Closing.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) each consent, approval or authorization of any Authority required of Parent, the Company or any of their respective Subsidiaries to consummate the Merger that are set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) There shall not be any pending Action brought by any Authority to enjoin or otherwise restrict the consummation of the Closing.

(d) After giving effect to any redemption of shares of Parent Common Stock in connection with the transactions contemplated by this Agreement, Parent shall have net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of the Merger.

(e) The DLQ Parent Stockholder Approval shall have been obtained.

(f) DLQ Parent shall have transferred substantially all of the Intellectual Property assets Rebel AI, Inc. to the Company and all of the Intellectual Property assets of Fixel AI, Inc. to the Company.

(g) The Distribution shall be, in all respects, ready to be consummated as provided in this Agreement contemporaneously with the Closing of the Merger.

(h) Each of the Parent Proposals shall have been approved at the Parent Stockholder Meeting or at any adjournment or postponement thereof.

(i) Parent’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of NASDAQ, and Parent shall not have received any notice of non-compliance therewith, and the Merger Consideration Shares shall have been approved for listing on the NASDAQ Capital Market.

(j) The Form S-4 shall have become effective for registration of the Merger Consideration Shares (including, without limitation, the Dividend Shares) in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company and DLQ Parent shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with by the Company or DLQ Parent at or prior to the Closing Date.

(b) The representations and warranties of the Company and DLQ Parent contained in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Company and DLQ Parent that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date).

(c) Since the date of this Agreement, there shall not have occurred any Effect in respect of the Company Group, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Company Group as a whole which is continuing and uncured.

(d) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of each of the Company and DLQ Parent certifying the accuracy of the provisions of the foregoing clauses (a), (b), and (c) of this Section 9.2.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Nevada; (ii) the Company’s Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of each of the Company and DLQ Parent authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby; (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware and (v) a written consent (in form and substance reasonably satisfactory to Parent) evidencing the Company Stockholder Approval that is duly executed by DLQ Parent as the sole stockholder of the Company.

(f) Each of the Company and DLQ Parent, as applicable, shall have executed and delivered to Parent a copy of each Additional Agreement to which the Company or DLQ Parent or the Company’s management, as applicable, is a party and that was not otherwise executed and delivered prior to the Closing.

(g) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonable acceptable to Parent.

(h) The Company shall have obtained each Company Group Consent set forth on Schedule 9.2(h).

(i) The Company shall have delivered to Parent a resignation from the Company of each director of the Company listed in Schedule 9.2(j), effective as of the Closing Date.

(j) The Company shall have entered into an agreement which provides that the Sponsor shall be the exclusive financing source of the Company and Parent after Closing in an amount which shall not exceed $25 Million. Such agreement shall be on terms mutually agreed between the parties.

(k) The Company shall have (i) filed all income Tax Returns for the 2019, 2020 and 2021 tax years and (ii) paid all taxes with respect to such tax years (including penalties and interest, if any, including, but not limited to penalties and interest as a result of such Tax Returns being filed after the due date for filing each such Tax Return) Such Tax Returns will be true, correct and complete in all material respects.

(l) The DLQ Parent and Sister Companies shall have entered into one or more Intellectual Property assignment agreements acceptable to Parent under which the DLQ Parent and each of the Sister Companies has assigned to Company all of their right, title and interest in and to all Company Group Owned IP.

(m) All Related Company Outbound IP Agreements and all Related Company Customer Agreements have been cancelled or terminated by DLQ Parent or the applicable Sister Company or have expired on their own terms.

(n) The DLQ Parent shall have changed its name to a new name that neither includes nor is confusingly similar to “Logiq,” “DataLogiq,” or any of the Trademarks owned by the Company as of the date of this Agreement or as of the Closing Date, including any such Trademarks owned by the Company as a operation of Section 9.2(l).

(o) A true and accurate certificate of conversion of Rebel AI, LLC into Rebel AI, Inc. shall have been recorded against U.S. Patent No. 10,756,898 at the USPTO Patent Assignment Branch.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of the Parent and Merger Sub contained in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date).

(c) Since the date of this Agreement, there shall not have occurred any Effect in respect of Parent that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of Parent.

(d) The Company shall have received a certificate signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b), and (c) of this Section 9.3.

(e) The Amended Parent Charter, in form and substance reasonably acceptable to Parent and the Company, shall have been filed with, and declared effective by, the Delaware Secretary of State.

(f) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of (i) the amended and restated certificate of incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) bylaws of Parent, (iii) copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Additional Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iv) a certificate of good standing of Parent, certified as of a recent date by the Secretary of State of the State of Delaware.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Additional Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware.

(h) Each of Parent, Sponsor or other stockholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Additional Agreement to which Parent, Sponsor or such other stockholder of Parent, as applicable, is a party.

(i) The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in Section 2.8.

(j) Parent shall have delivered to DLQ Parent and the Company true and complete copies of the resignations from the Parent Board of Directors of all officers and directors of Parent to be effective as of the Effective Time.

(k) After the redemption by all stockholders of Parent who have elected to redeem their shares of Parent, Parent shall have made all necessary and appropriate arrangements with the Trustee to have all of the remaining funds contained in the Trust Account, as of such time disbursed to Parent immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Parent.

ARTICLE X
TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by February 12, 2023 (the “Outside Closing Date”); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or the Merger Sub, on one hand, or the Company or DLQ Parent, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then each of Parent and the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or Law is final and non-appealable, then each of Parent and the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

(d) Parent may terminate this Agreement by giving written notice to the Company in the event that the Company does not deliver to Parent the Company Group Financial Statements on or prior to October 15, 2022.

(e) Parent may terminate this Agreement by giving written notice to the Company in the event that the Board of Parent, in exercising its fiduciary duties, determines that the Business Combination is no longer in the best interests of the stockholders of the Parent.

(f) The Parent and the Company shall each have the right, in its sole discretion, to terminate this Agreement if, at the Parent Stockholder Meeting (including any postponements or adjournments thereof), the Required Parent Proposals shall fail to be approved by the affirmative vote of Parent stockholders required under Parent’s organizational documents and applicable Law or if, at the DLQ Parent Stockholder Meeting (including any postponements or adjournments thereof), the DLQ Parent Stockholder Approval shall fail to be approved by the affirmative vote of DLQ Parent stockholders required under DLQ Parent’s organizational documents and applicable Law.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing Date if (x) the Company or DLQ Parent shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible; and (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company or DLQ Parent, as the case may be, of a written notice from Parent describing in reasonable detail the nature of such breach; (ii) at any time prior to the Closing Date if there shall have been any Effect in respect of the Company Group, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Company Group as a whole which is uncurable and continuing; or (iii) at any time after the DLQ Parent Approval Deadline if DLQ Parent has not previously received the DLQ Parent Stockholder Approval; provided, however, that no Parent Party is then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 9.3(a) or Section 9.3(b) from being satisfied.

(b) The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, at any time prior to the Closing Date, if: (i) (x) Parent or Merger Sub shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) or Section 9.3(b) impossible; and (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent or Merger Sub of a written notice from the Company describing in reasonable detail the nature of such breach; or (ii) there shall have been any Effect in respect of Parent or Merger Sub, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of Parent or Merger Sub which is uncurable and continuing; provided, however, that neither the Company nor DLQ Parent is then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 9.2(a) or Section 9.2(b) from being satisfied.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X (other than termination pursuant to Section 10.1(c)), this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or Fraud in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or Fraud. The provisions of Section 8.3, this Section 10.3, ARTICLE XI and ARTICLE XII, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI
NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS;

CONSEQUENCES OF BREACH

11.1 Non-Survival. The representations and warranties of the parties, and the agreements and covenants of the parties to be performed prior to or at the Effective Time, in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time except that the agreements set forth in Article II and Article III and Sections 6.7, 7.13, 8.3, 8.4, 8.6, 8.7, this Article XI and Article XII, and any corresponding definitions in Article I used in such sections, shall survive the Effective Time.

11.2 No Remedy. Except in the case of Fraud, there shall be no remedy available to Parent and/or the Surviving Corporation and their respective successors and permitted assigns, their respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Parent Post-Closing Parties”) for any and all losses or damages that are sustained or incurred by any of the Parent Post-Closing Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of DLQ Parent’s or the Company’s representations or warranties contained in this Agreement. Except for the purposes of determining the obligations of Parent to consummate the transactions contemplated by this Agreement in accordance with Section 9.2(b), (a) the representations and warranties provided by the Company and DLQ Parent in this Agreement (including Article IV) are provided for informational purposes only and (b) the Company, DLQ Parent and the equityholders of DLQ Parent, shall have no liability to any Parent Post-Closing Party for any Losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of DLQ Parent or the Company contained in this Agreement. Except in the case of Fraud, there shall be no remedy available to the Company, DLQ Parent and their respective successors and permitted assigns, its respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Company Parties”) for any and all losses or damages that are sustained or incurred by any of the Company Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Parent’s or Merger Sub’s representations or warranties contained in this Agreement. Except for the purposes of determining the obligations of the Company to consummate the transactions contemplated by this Agreement in accordance with Section 9.3(b), (a) the representations and warranties provided by Parent and Merger Sub in this Agreement (including Article V) are provided for informational purposes only and (b) Parent shall have no liability to any Company Party for any Losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement. For purposes hereof, “Fraud” means, with respect to any party, actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V, as applicable, provided, that (1) such actual and intentional fraud of the Company shall only be deemed to exist if any of the persons set forth on Schedule A had actual knowledge (as opposed to imputed or constructive knowledge) that any of the representations and warranties made by the Company and DLQ Parent in Article IV, as qualified by the Disclosure Schedule, was actually breached when made and such breach was made with the intent to mislead Parent, and (2) such actual and intentional fraud of Parent or Merger Sub shall only be deemed to exist if the persons set forth on Schedule B had actual knowledge (as opposed to imputed or constructive knowledge) that any of the representations and warranties made by Parent or Merger Sub in Article V was actually breached when made and such breach was made with the intent to mislead the Company and DLQ Parent.

ARTICLE XII
MISCELLANEOUS

12.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or nationally recognized overnight courier service, by 5:00 PM Pacific Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Pacific Time, on the first Business Day after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

If to DLQ Parent (pre- or post-Closing), to:

Logiq, Inc.

85 Broad Street, 16-079

New York, New York 10004

Attention: Brent Suen

Email: brent@logiq.com

with a copy (which shall not constitute notice) to:

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

Attention: Christopher Tinen

Email: chris.tinen@procopio.com

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

DLQ, Inc.

85 Broad Street, 16-079

New York, New York 10004

Attention: Brent Suen

with a copy (which shall not constitute notice) to:

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

Attention: Christopher Tinen

if to Parent or Merger Sub (prior to the Closing):

Abri SPAC I, Inc.
9663 Santa Monica Blvd., No. 1091,

Beverly Hills, CA 90210

Attn: Jeffrey Tirman, Chief Executive Officer
E-mail: jtirman@abriadv.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

No notice to any of DLQ Parent, the Company, Parent or Merger Sub shall be deemed given or received unless the entity noted “with a copy to” is simultaneously given notice in the same manner as any notice given to the DLQ Parent, the Company, Parent or Merger Sub as the case may be; provided, however, that no notice to such party shall constitute notice to DLQ Parent, the Company, Parent or Merger Sub for purposes of this Section 12.1.

12.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4 Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents or any forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing with the SEC by DLQ Parent, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

12.5 Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent after the Closing. If the Closing does not take place, each party shall be responsible for its own expenses.

12.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

12.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com).

12.9 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement, until the Closing.

12.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.12 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 12.19, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.13 Waiver. Reference is made to the Prospectus. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company and DLQ Parent each hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason. Notwithstanding the foregoing, nothing contained in this Section 12.13 shall serve to limit or prohibit (x) the Company’s or DLQ Parent’s right to pursue a claim against assets held outside the Trust Account (other than distributions therefrom to Parent’s public shareholders that elect to redeem their shares in connection with the consummation of the Parent’s initial business combination or an extension of Parent’s deadline to consummate its initial business combination or that receive proceeds from the Trust Account upon the liquidation of Parent if it fails to meet its deadline to consummate its initial business combination (“Public Distributions”), for specific performance or other non-monetary relief, or (y) any claims that the Company or DLQ Parent may have in the future against assets or funds that are not held in the Trust Account (including any funds that have been released from such trust account and any assets that have been purchased or acquired with any such funds, but excluding Public Distributions).

12.14 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, DLQ PARENT, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY GROUP OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, DLQ Parent nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company Group made available to Parent and its representatives, including due diligence materials, or in any presentation of the business of the Company Group by management of the Company, DLQ Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, DLQ Parent or their respective representatives are not and shall not be deemed to be or to include representations or warranties of the Company or DLQ Parent, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company and DLQ Parent in ARTICLE IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, DLQ Parent nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company Group, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company Group, the nature or extent of any liabilities of the Company Group, the effectiveness or the success of any operations of the Company Group or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company Group furnished to Parent, Merger Sub or their respective representatives or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of DLQ Parent or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that DLQ Parent and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the DLQ Parent nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company Group or the future business, operations or affairs of the Company Group.

(b) NONE OF THE PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither the Parent, the Merger Sub nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Parent and the Merger Sub made available to Company and DLQ Parent and their representatives, including due diligence materials, or in any presentation of the business of the Parent by management of the Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and DLQ Parent in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Parent, the Merger Sub or their respective representatives are not and shall not be deemed to be or to include representations or warranties of the Parent and Merger Sub, and are not and shall not be deemed to be relied upon by Company or DLQ Parent in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by the Parent and Merger Sub in ARTICLE V, in each case as modified by the Schedules and Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither the Parent, Merger Sub nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Parent, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Parent or Merger Sub, the nature or extent of any liabilities of the Parent or Merger Sub, the effectiveness or the success of any operations of the Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Parent or Merger Sub furnished to the Company, DLQ Parent or their respective representatives or made available to the Company, DLQ Parent and their representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of the Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Parent and the Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Parent, Merger Sub nor any other Person shall have any liability to the Company, DLQ Parent or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Parent or the future business, operations or affairs of the Parent.

12.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.15.

12.16 Submission to Jurisdiction. Subject to the provisions of Section 12.17, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the City of New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 12.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 12.1 shall be effective service of process for any such Action.

12.17 Arbitration .. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 12.17), arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 12.17. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period or any Dispute not subject to a Resolution Period may immediately be referred to the American Arbitration Association (the “AAA”) and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Additional Agreements and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The arbitration shall take place in the State of New York. The language of the arbitration shall be English.

12.18 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.19 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 12.19) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or, except as specifically set forth herein, for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

12.20 Attorney-Client Privilege. Parent and the Surviving Corporation understand and agree that DLQ Parent will be entitled to retain the services of Procopio, Cory, Hargreaves & Savitch LLP (“PCHS”) as counsel in the event of any dispute between Parent and the Surviving Corporation and DLQ Parent concerning this Agreement, the Additional Agreements or the transactions contemplated hereby, notwithstanding PCHS’ prior representation of the Company. Notwithstanding the consummation of the Merger, Parent and the Surviving Corporation agree that neither the Surviving Corporation nor Parent shall have the right to assert the attorney/client privilege as to pre-closing communications between any member of the Company Group or DLQ Parent (for the Company Group, only with respect to pre-closing communications), on one hand, and its counsel, PCHS, on the other hand, to the extent that the privileged communications relates in substantial part to this Agreement, the Additional Agreements or the transactions contemplated hereby. The parties agree that only DLQ Parent shall be entitled to assert such attorney/client privilege in connection with communications following the Closing. Such privileged portions of the files generated and maintained by PCHS in connection with the representation by PCHS of the Company with respect to this Agreement, the Additional Agreements or the transactions contemplated hereby shall remain the exclusive property of DLQ Parent. All other files generated or maintained by PCHS as a result of the representation by PCHS of the Company Group on any other matter (if any), remain the exclusive property of the Company Group and shall be promptly delivered to Parent immediately upon request at any time after the Effective Time. Parent and the Surviving Corporation further acknowledge and agree that (i) DLQ Parent is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges with respect to email that was sent to or received from (as applicable) PCHS, including all attachments to such sent or received emails solely in their capacity as attachments to such emails, stored in any digital format on any device at any location under the control of the Company Group; and (ii) they shall provide the DLQ Parent reasonable access during normal business hours to such emails, information and/or materials located on the servers of the Company Group and permit DLQ Parent to (x)remove such emails, information and/or materials from the servers of the Company Group, and (y) download a digital copy all such emails, information and/or materials.

{The remainder of this page intentionally left blank; signature pages to follow}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

ABRI SPAC I, INC.

By:
Name: Jeffrey Tirman
Title: Chief Executive Officer

Merger Sub:

ABRI MERGER SUB, INC.

By:
Name: Jeffrey Tirman
Title: Director

Company:

DLQ, INC.

By:
Name: Brent Suen
Title: Chief Executive Officer

DLQ Parent:

LOGIQ, INC.

By:
Name: Brent Suen
Title: Chief Executive Officer

{Signature page to Merger Agreement}

Exhibit A

PARENT STOCKHOLDER SUPPORT AGREEMENT

This PARENT STOCKHOLDER SUPPORT AGREEMENT, dated as of September 9, 2022 (this “Parent Support Agreement”), is entered into by and among the stockholder named on the signature page hereto (the “Stockholder”), DLQ, Inc., a Nevada corporation (the “Company”), and Abri SPAC I, Inc., a Delaware corporation (“Parent”). Capitalized terms used but not defined in this Parent Support Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Parent, Abri Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), the Company, and Logiq, Inc., the parent of the Company are parties to that certain Merger Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Merger Agreement”), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent, and as a result of which, among other matters, all of the issued and outstanding capital stock of the Company as of the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive the Closing Merger Consideration Shares as set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL;

WHEREAS, as of the date hereof, the Stockholder owns the number of shares of Parent’s common stock, par value $0.0001 (“Parent Common Stock”), as set forth underneath Stockholder’s name on the signature page hereto (all such shares, or any successor or additional shares of Parent of which ownership of record or the power to vote is hereafter acquired by the Stockholder prior to the termination of this Parent Support Agreement being referred to herein as the “Stockholder Shares”);

WHEREAS, the Board of Directors of Parent has (a) approved the execution, delivery and performance by Parent and Merger Sub of the Merger Agreement, the Additional Agreements to which it is a party and the Merger and the other transactions contemplated by any such documents (collectively, the “Transactions”), (b) determined that the Transactions are advisable and in the best interests of Parent and its stockholders (the “Parent Stockholders”) and (c) recommended the approval and the adoption by the Parent Stockholders of the Merger Agreement, the Additional Agreements, the Merger and the other Transactions; and

WHEREAS, in order to induce the Company, to enter into the Merger Agreement, Stockholder is executing and delivering this Parent Support Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting Agreements. Stockholder, solely in its capacity as a stockholder of Parent, agrees that, during the term of this Parent Support Agreement, at the Parent Stockholder Meeting, at any other meeting of the Parent Stockholders related to the Transactions (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and/or in connection with any written consent of the Parent Stockholders related to the Transactions (the Parent Stockholder Meeting and all other meetings or consents related to the Merger Agreement and/or the Transactions collectively referred to herein as the “Meeting”), Stockholder shall:

(a) when the Meeting is held, appear at the Meeting or otherwise cause the Stockholder Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote or cause to be voted at the Meeting (or validly execute and return an action by written consent or an action to cause such consent to be granted with respect to) all of the Stockholder Shares in favor of all Parent Proposals, including approval of the Merger Agreement and the Transactions; and

(c) vote or cause to be voted at the Meeting (or validly execute and return an action by written consent or an action to cause such consent to be granted with respect to) all of the Stockholder Shares against any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Parent Support Agreement.

2. Restrictions on Transfer. The Stockholder agrees that, during the term of this Parent Support Agreement, it shall not sell, assign or otherwise transfer any of the Stockholder Shares unless the buyer, assignee or transferee thereof executes a joinder agreement to this Parent Support Agreement in a form reasonably acceptable to the Company and Parent. Parent shall not, and shall not permit Parent’s transfer agent to, register any sale, assignment or transfer of the Stockholder Shares on Parent’s stock ledger (book entry or otherwise) that is not in compliance with this Section 2.

3. No Redemption. Stockholder hereby agrees that, during the term of this Agreement, it shall not redeem, or submit a request to Parent’s transfer agent or otherwise exercise any right to redeem, any Stockholder Shares.

4. New Securities. During the term of this Parent Support Agreement, in the event that, (a) any shares of Parent Common Stock or other equity securities of Parent are issued to the Stockholder after the date of this Parent Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent securities owned by the Stockholder, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Parent Common Stock or other equity securities of Parent after the date of this Parent Support Agreement, or (c) the Stockholder acquires the right to vote or share in the voting of any Parent Common Stock or other equity securities of Parent after the date of this Parent Support Agreement (such Parent Common Stock or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Parent Support Agreement to the same extent as if they constituted the Stockholder Shares as of the date hereof.

5. No Challenge. Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Parent Support Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

6. Waiver. Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, dissenter’s rights and any similar rights under applicable law (including Section 262 of the DGCL) relating to the Merger and the consummation of the Transactions, including any notice requirements.

7. Consent to Disclosure. Stockholder hereby consents to the publication and disclosure in the Form S-4 and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Authority or to securityholders of Parent or the Company) of Stockholder’s identity and beneficial ownership of Stockholder Shares and the nature of Stockholder’s commitments, arrangements and understandings under and relating to this Parent Support Agreement and, if deemed appropriate by Parent or the Company, a copy of this Parent Support Agreement. Stockholder will promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC). Stockholder shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company and Parent.

8. Stockholder Representations: Stockholder represents and warrants to Parent and the Company, as of the date hereof, that:

(a) Stockholder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(b) Stockholder has full right and power, without violating any agreement to which it is bound (including any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Parent Support Agreement;

(c) (i) if Stockholder is not an individual, Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Parent Support Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Stockholder and (ii) if Stockholder is an individual, the signature on this Parent Support Agreement is genuine, and Stockholder has legal competence and capacity to execute the same;

(d) this Parent Support Agreement has been duly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by the other parties to this Parent Support Agreement, this Parent Support Agreement constitutes a legally valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(e) the execution and delivery of this Parent Support Agreement by Stockholder does not, and the performance by Stockholder of its obligations hereunder will not, (i) if Stockholder is not an individual, conflict with or result in a violation of the organizational documents of Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Stockholder of its obligations under this Parent Support Agreement;

(f) there are no Actions pending against Stockholder or, to the knowledge of Stockholder, threatened against Stockholder, before (or, in the case of threatened Actions, that would be before) any Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Stockholder of Stockholder’s obligations under this Parent Support Agreement;

(g) no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Parent Support Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by or on behalf of the Stockholder;

(h) Stockholder has had the opportunity to read the Merger Agreement and this Parent Support Agreement and has had the opportunity to consult with Stockholder’s tax and legal advisors;

(i) Stockholder has not entered into, and shall not enter into, any agreement that would prevent Stockholder from performing any of Stockholder’s obligations hereunder;

(j) Stockholder has good title to the Stockholder Shares underneath Stockholder’s name on the signature page hereto, free and clear of any Liens other than Permitted Liens and Liens under Parent’s Certificate of Incorporation and/or Bylaws, and Stockholder has the sole power to vote or cause to be voted the Stockholder Shares; and

(k) the Stockholder Shares set forth underneath Stockholder’s name on the signature page to this Parent Support Agreement are the only shares of Parent’s outstanding capital stock owned of record or beneficially owned by the Stockholder as of the date hereof, and none of the Stockholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Stockholder Shares that is inconsistent with Stockholder’s obligations pursuant to this Parent Support Agreement.

9. Specific Performance. The Stockholder hereby agrees and acknowledges that (a) Parent and the Company would be irreparably injured in the event of a breach by the Stockholder of its obligations under this Parent Support Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) Parent and the Company shall be entitled to obtain injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach or anticipated breach, without the requirement to post any bond or other security or to prove that money damages would be inadequate.

10. Entire Agreement; Amendment; Waiver. This Parent Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Additional Agreement. This Parent Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Parent Support Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

11. Binding Effect; Assignment; Third Parties. This Parent Support Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Parent Support Agreement and all obligations of Stockholder are personal to Stockholder and may not be assigned, transferred or delegated by Stockholder at any time without the prior written consent of Parent and the Company, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio. Nothing contained in this Parent Support Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

12. Counterparts. This Parent Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13. Severability. This Parent Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Parent Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Parent Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

14. Governing Law; Jurisdiction; Jury Trial Waiver. Sections 12.7 (Governing Law), 12.15 (Waiver of Jury Trial), 12.16 (Submission to Jurisdiction) and 12.18 (Remedies) of the Merger Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Parent Support Agreement.

15. Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Parent Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.1 (Notices) of the Merger Agreement to the applicable party, with respect to the Company and Parent, at the respective addresses set forth in Section 12.1 of the Merger Agreement, and, with respect to the Stockholder, at the address set forth underneath Stockholder’s name on the signature page hereto.

16. Termination. This Parent Support Agreement shall become effective upon the date hereof and shall automatically terminate, and none of Parent, the Company or Stockholder shall have any rights or obligations hereunder, on the earliest of (i) the mutual written consent of Parent, the Company and the Stockholder, (ii) the Closing (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Closing), or (iii) the termination of the Merger Agreement in accordance with its terms. No such termination shall relieve the Stockholder, Parent or the Company from any liability resulting from a breach of this Parent Support Agreement occurring prior to such termination. Notwithstanding anything to the contrary herein, the provisions of this Section 16 shall survive the termination of this Parent Support Agreement.

17. Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

18. Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Parent Support Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Parent Support Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

19. Interpretation. The titles and subtitles used in this Parent Support Agreement are for convenience only and are not to be considered in construing or interpreting this Parent Support Agreement. In this Parent Support Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Parent Support Agreement as a whole and not to any particular section or other subdivision of this Parent Support Agreement. The parties have participated jointly in the negotiation and drafting of this Parent Support Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Parent Support Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Parent Support Agreement.

20. No Partnership, Agency or Joint Venture. This Parent Support Agreement is intended to create a contractual relationship among Stockholder, the Company and Parent, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Parent Stockholders entering into support agreements with the Company or Parent. Stockholder has acted independently regarding its decision to enter into this Parent Support Agreement. Nothing contained in this Parent Support Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder Shares. All rights, ownership and economic benefits of and relating to the Stockholder Shares shall remain vested in and belong to Stockholder, and neither Company nor Parent shall have any authority to direct Stockholder in the voting or disposition of any Stockholder Shares, except as otherwise provided herein.

21. Capacity as Stockholder. Stockholder signs this Parent Support Agreement solely in Stockholder’s capacity as a stockholder of Parent, and not in any other capacity, including, if applicable, as a director (including “director by deputization”), officer or employee of Parent or any of its Subsidiaries. Nothing herein shall be construed to limit or affect any actions or inactions by Stockholder or any representative of Stockholder, as applicable, serving as a director of Parent or any Subsidiary of Parent, acting in such Person’s capacity as a director of Parent or any Subsidiary of Parent.

{remainder of page intentionally left blank}

IN WITNESS WHEREOF, the parties have executed this Parent Support Agreement as of the date first written above.

The Company:

DLQ, INC.

By:
Name:	Brent Suen
Title:	Chief Executive Officer

Parent:

ABRI SPAC I, INC.

By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

{Signature Page to Parent Stockholder Support Agreement}

Stockholder:

ABRI VENTURES I, LLC

By:
Name:	Jeffrey Tirman
Title:	Managing Member

Number of Shares:

Shares of Parent Common Stock: 1,728,078

Address for Notice:

Abri Ventures I, LLC.

9663 Santa Monica Blvd., No. 1091

Beverly Hills, CA 90210

Attn: Jeffrey Tirman, Managing Member

{Signature Page to Parent Stockholder Support Agreement}

Exhibit B

FORM OF

MANAGEMENT EARNOUT AGREEMENT

This Management Earnout Agreement (this “Agreement”), dated as of [●], 2022, is entered into by and among each member of management of DLQ, Inc. set forth on Exhibit A (the “Management Members”), and Abri SPAC I, Inc., a Delaware corporation (“Parent”). The Management Members and Parent are sometimes referred to herein each as a “Party” and together the “Parties”.

Recitals

WHEREAS, Parent, Abri Merger Sub, Inc., a Delaware corporation (“Merger Sub”), DLQ, Inc., a Nevada corporation (the “Company”), and Logiq, Inc., a Delaware corporation (the “DLQ Parent”) have entered into a Merger Agreement (the “Merger Agreement”; capitalized terms used but not defined herein shall have their respective meanings assigned to them in the Merger Agreement), dated as of September 9, 2022, pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and the Company will be the surviving company and a wholly-owned subsidiary of Parent; and

WHEREAS, as a condition and an inducement to Parent and the Company entering into the Merger Agreement, the Management Members and Parent have agreed that an aggregate of 2,000,000 shares of Parent Common Stock (collectively, the “Management Earnout Shares”) will be issued to the Management Members in the amounts set forth on Schedule A free and clear of all Liens.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

Agreement

1. Definitions. For purposes hereof, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Earnout Period” means the First Earnout Period, the Second Earnout Period and the Third Earnout Period, as applicable.

“First Earnout Period” means the period from and after the Closing until the first anniversary of the Closing Date.

“First Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the First Earnout Period is greater than or equal to $16.50 per share (subject to any adjustment pursuant to Section 3(c)).

“Milestone Event” means any of the First Milestone Event, Second Milestone Event and Third Milestone Event.

“Second Earnout Period” means the period from and after the Closing until the second anniversary of the Closing Date.

“Second Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the Second Earnout Period is greater than or equal to $23.00 per share (subject to any adjustment pursuant to Section 3(c)).

“Third Earnout Period” means the period from and after the Closing until the third anniversary of the Closing Date.

“Third Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the Third Earnout Period is greater than or equal to $30.00 per share (subject to any adjustment pursuant to Section 3(c)).

2. Issuance and Release of the Management Earnout Shares.

(a) The Parties acknowledge and agree that the Management Earnout Shares shall be: issued by Parent to the Management Members in the amounts set forth on Exhibit A, as additional consideration for the Merger, free and clear of all Liens other than applicable federal and state securities restrictions):

(i) 500,000 Management Earnout Shares shall be earned upon satisfaction of the First Milestone Event;

(ii) 650,000 Management Earnout Shares shall be earned upon satisfaction of the Second Milestone Event; and

(iii) 850,000 Management Earnout Shares shall be earned upon satisfaction of the Third Milestone Event.

Any Management Earnout Shares that are not earned on or before the expiration of the applicable Earnout Period shall be forfeited and cancelled.

(b) For the avoidance of doubt: (i) more than one of the Milestone Events described in Sections 2(a) may occur at the same time if occurring during the portion of the Earnout Period starting from and after the Closing Date and ending on the second anniversary of the Closing Date; (ii) only the Milestone Events described in Sections 2(a)(ii) and (iii) may occur during the portion of the Earnout Period starting from and after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date; and (iii) only the Milestone Event described in Section 2(a)(iii) may occur during the portion of the Earnout Period starting from and after the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date.

3. Covenants of Parent.

(a) Promptly after each Milestone Event has occurred (but in any event within ten (10) Business Days after the occurrence of the applicable Milestone Event), Parent shall take all actions required to be taken by Parent to issue the applicable Management Earnout Shares to the Management Members as detailed on Exhibit A.

(b) Parent shall take such actions as are reasonably requested by the Management Members to evidence the issuances pursuant to Section 2(a), including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Parent responsible for maintaining such ledger or the applicable registrar or transfer agent of Parent).

(c) In the event Parent shall at any time during the Earnout Period pay any dividend on Parent Common Stock by the issuance of additional shares of Parent Common Stock, or effect a subdivision or combination or consolidation of the outstanding Parent Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Parent Common Stock, then in each such case, (i) the number of Management Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Parent Common Stock (including any other shares so reclassified as Parent Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Parent Common Stock that were outstanding immediately prior to such event, and (ii) the dollar values set forth in Sections 2(a) and Sections 4(a)-(c) shall be appropriately adjusted to provide to the Management Members the same economic effect as contemplated by this Agreement prior to such event.

(d) During the Earnout Period, Parent shall take all reasonable efforts for Parent to remain listed as a public company on, and for the Parent Common Stock to be tradable over, Nasdaq; provided, however, that the foregoing shall not limit Parent from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 4, Parent shall have no further obligations pursuant to this Section 3(d).

(e) Except with respect to any amounts treated as imputed interest under Section 483 of the Code, any issuance of shares of Management Earnout Shares pursuant to this Agreement shall be treated as an adjustment to the merger consideration by the Parties for Tax purposes, unless otherwise required by a change in applicable Tax Law. Any Management Earnout Share that is issued pursuant to this Agreement shall be treated as eligible for non-recognition treatment under Section 354 of the Code (and shall not be treated as “other property” within the meaning of Section 356 of the Code).

4. Change in Control. If, at any time after the Closing and prior to or on the third (3rd) anniversary of the Closing Date, there occurs any transaction resulting in a Change in Control, and the per share valuation of Parent Common Stock in such Change in Control transaction prior to giving effect to the provisions of this Section 4 is: (a) greater than or equal to $16.50, then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(i) shall be deemed to have occurred if such Milestone Event shall not have previously occurred; (ii) greater than or equal to $23.00, then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(a)(ii) shall be deemed to have occurred if such Milestone Event shall not have previously occurred; and (iii) greater than or equal to $30.00 then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(a)(iii) shall be deemed to have occurred if such Milestone Event shall not have previously occurred (it being understood that such Change in Control may result in the occurrence of more than one of the events as provided in clauses (i), (ii) and (iii)); provided, however, that, in each case of clauses (i), (ii) and (iii), the applicable Management Earnout Shares shall be released to the Management Members as of immediately prior to the Change in Control, and the Management Members shall be eligible to participate in such Change in Control transaction with respect to such Management Earnout Shares.

5. Representations and Warranties of Each Management Member. Each Management Member represents and warrants to Parent as follows:

(a) Authorization. This Agreement, when executed and delivered by such Management Member, shall constitute the valid and legally binding obligation of such Management Member, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Management Member in connection with the consummation of the transactions contemplated by this Agreement.

(c) Compliance with Other Instruments. The execution, delivery and performance by each Management Member of this Agreement and the consummation by such Management Member of the transactions contemplated by this Agreement will not result in any violation or default: (i) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (ii) under any note, indenture or mortgage to which it is a party or by which it is bound; (iii) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (iv) of any provision of any federal or state statute, rule or regulation applicable to such Management Member, in each case, which would have a material adverse effect on the Management Member or its ability to consummate the transactions contemplated by this Agreement.

6. Representations and Warranties of Parent. Parent represents and warrants to the Management Members as follows:

(a) Organization and Corporate Power. Parent is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. Parent has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Parent, shall constitute the valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Management Members in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Parent in connection with the consummation of the transactions contemplated by this Agreement.

(d) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default: (i) of any provisions of its certificate of incorporation or other governing documents; (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (iii) under any note, indenture or mortgage to which it is a party or by which it is bound; (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (v) of any provision of any federal or state statute, rule or regulation applicable to Parent, in each case (other than clause (i)) which would have a material adverse effect on Parent or its ability to consummate the transactions contemplated by this Agreement.

7. General Provisions.

(a) Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (i) if by hand or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (ii) if by electronic mail or facsimile, on the date of transmission with affirmative confirmation of receipt; or (iii) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows, or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to Parent, to:

Abri SPAC I, Inc.

9663 Santa Monica Blvd., No. 1091

Beverly Hills, CA 90210

Attn: Jeffrey Tirman, Chief Executive Officer

E-mail: jtirman@abriadv.com with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Ave

New York, NY 10154

Attention: Mitchell S. Nussbaum

Fax: 212.504.3013

E-mail: mnussbaum@loeb.com

if to a Management Member, to the address for such Management Member set forth on Exhibit A.

(b) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing.

(c) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(d) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(e) Assignments. Except as otherwise specifically provided herein, no Management Member may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Parent.

(f) Counterparts. This Agreement may be executed, by manual or electronic signature, in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(h) Governing Law. This Agreement, the entire relationship of the Parties, and any litigation between the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

(i) Jurisdiction. The Parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts of New York (or any appellate courts thereof) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(j) Waiver of Jury Trial. The Parties hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

(k) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the written consent of Parent and a majority-in-interest of the Management Members.

(l) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(m) Expenses. Parent will bear all of the costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents (including transfer agents), representatives, financial advisors, legal counsel and accountants.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached will not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, or covenant.

(o) Waiver. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(p) Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by Parent, the Parties shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

ABRI SPAC I, INC.

By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

____________________

Name:

[Signature Page to Management Earnout Agreement]

Exhibit A

Management Members

[Signature Page to Management Earnout Agreement]

Exhibit C

FORM OF

SPONSOR EARNOUT AGREEMENT

This Sponsor Earnout Agreement (this “Agreement”), dated as of [●], 2022, is entered into by and between Abri Ventures I, LLC, a Delaware limited liability company (the “Sponsor”), and Abri SPAC I, Inc., a Delaware corporation (“Parent”). The Sponsor and Parent are sometimes referred to herein each as a “Party” and together the “Parties”.

Recitals

WHEREAS, Parent, Abri Merger Sub, Inc., a Delaware corporation (“Merger Sub”), DLQ, Inc., a Nevada corporation (the “Company”), and Logiq, Inc., a Delaware corporation (the “DLQ Parent”), have entered into a Merger Agreement (the “Merger Agreement”; capitalized terms used but not defined herein shall have their respective meanings assigned to them in the Merger Agreement), dated as of September 9, 2022, pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and the Company will be the surviving company and a wholly-owned subsidiary of Parent; and

WHEREAS, as a condition and an inducement to Parent and the Company entering into the Merger Agreement, the Sponsor and Parent have agreed that 1,000,000 shares of Parent Common Stock (collectively, the “Sponsor Earnout Shares”) will be issued to the Sponsor free and clear of all Liens other than applicable federal and state securities restrictions.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

Agreement

1.   Definitions. For purposes hereof, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Earnout Period” means the First Earnout Period, the Second Earnout Period and the Third Earnout Period, as applicable.

“First Earnout Period” means the period from and after the Closing until the first anniversary of the Closing Date.

“First Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the First Earnout Period is greater than or equal to $16.50 per share (subject to any adjustment pursuant to Section 3(c)).

“Milestone Event” means any of the First Milestone Event, Second Milestone Event and Third Milestone Event.

“Second Earnout Period” means the period from and after the Closing until the second anniversary of the Closing Date.

“Second Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the Second Earnout Period is greater than or equal to $23.00 per share (subject to any adjustment pursuant to Section 3(c)).

“Third Earnout Period” means the period from and after the Closing until the third anniversary of the Closing Date.

“Third Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the Third Earnout Period is greater than or equal to $30.00 per share (subject to any adjustment pursuant to Section 3(c)).

2. Issuance and Release of the Sponsor Earnout Shares.

(a) The Parties acknowledge and agree that the Sponsor Earnout Shares shall be: issued by Parent to the Sponsor, as additional consideration for the Merger, free and clear of all Liens other than applicable federal and state securities restrictions:

(i) 250,000 Sponsor Earnout Shares shall be earned upon satisfaction of the First Milestone Event;

(ii) 350,000 Sponsor Earnout Shares shall be earned upon satisfaction of the Second Milestone Event; and

(iii) 400,000 Sponsor Earnout Shares shall be earned upon satisfaction of the Third Milestone Event.

Any Sponsor Earnout Shares that are not earned on or before the expiration of the applicable Earnout Period shall be forfeited and cancelled.

(b) For the avoidance of doubt: (i) more than one of the Milestone Events described in Sections 2(a) may occur at the same time if occurring during the portion of the Earnout Period starting from and after the Closing Date and ending on the second anniversary of the Closing Date; (ii) only the Milestone Events described in Sections 2(a)(ii) and (iii) may occur during the portion of the Earnout Period starting from and after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date; and (iii) only the Milestone Event described in Section 2(a)(iii) may occur during the portion of the Earnout Period starting from and after the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date.

3. Covenants of Parent.

(a) Promptly after each Milestone Event has occurred (but in any event within ten (10) Business Days after the occurrence of the applicable Milestone Event), Parent shall take all actions required to be taken by Parent to issue the applicable Sponsor Earnout Shares to the Sponsor.

(b) Parent shall take such actions as are reasonably requested by the Sponsor to evidence the issuances pursuant to Section 2(a), including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Parent responsible for maintaining such ledger or the applicable registrar or transfer agent of Parent).

(c) In the event Parent shall at any time during the Earnout Period pay any dividend on Parent Common Stock by the issuance of additional shares of Parent Common Stock, or effect a subdivision or combination or consolidation of the outstanding Parent Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Parent Common Stock, then in each such case, (i) the number of Sponsor Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Parent Common Stock (including any other shares so reclassified as Parent Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Parent Common Stock that were outstanding immediately prior to such event, and (ii) the dollar values set forth in Sections 2(a) and Sections 4(a)-(c) shall be appropriately adjusted to provide to the Sponsor the same economic effect as contemplated by this Agreement prior to such event.

(d) During the Earnout Period, Parent shall take all reasonable efforts for Parent to remain listed as a public company on, and for the Parent Common Stock to be tradable over, Nasdaq; provided, however, that the foregoing shall not limit Parent from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 4, Parent shall have no further obligations pursuant to this Section 3(d).

(e) Except with respect to any amounts treated as imputed interest under Section 483 of the Code, any issuance of shares of Sponsor Earnout Shares pursuant to this Agreement shall be treated as an adjustment to the merger consideration by the Parties for Tax purposes, unless otherwise required by a change in applicable Tax Law. Any Earnout Share that is issued pursuant to this Agreement shall be treated as eligible for non-recognition treatment under Section 354 of the Code (and shall not be treated as “other property” within the meaning of Section 356 of the Code).

4.   Change in Control. If, at any time after the Closing and prior to or on the third (3rd) anniversary of the Closing Date, there occurs any transaction resulting in a Change in Control, and the per share valuation of Parent Common Stock in such Change in Control transaction prior to giving effect to the provisions of this Section 4 is: (a) greater than or equal to $16.50, then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(a)(i) shall be deemed to have occurred if such Milestone Event shall not have previously occurred; (ii) greater than or equal to $23.00, then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(a)(ii) shall be deemed to have occurred if such Milestone Event shall not have previously occurred; and (iii) greater than or equal to $30.00 then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(a)(iii) shall be deemed to have occurred if such Milestone Event shall not have previously occurred (it being understood that such Change in Control may result in the occurrence of more than one of the events as provided in clauses (i), (ii) and (iii)); provided, however, that, in each case of clauses (i), (ii) and (iii), the applicable Sponsor Earnout Shares shall be released to the Sponsor as of immediately prior to the Change in Control, and the Sponsor shall be eligible to participate in such Change in Control transaction with respect to such Sponsor Earnout Shares.

5. Representations and Warranties of the Sponsor. The Sponsor represents and warrants to Parent as follows:

(a) Organization and Power. The Sponsor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. The Sponsor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Sponsor, shall constitute the valid and legally binding obligation of the Sponsor, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Sponsor in connection with the consummation of the transactions contemplated by this Agreement.

(d) Compliance with Other Instruments. The execution, delivery and performance by the Sponsor of this Agreement and the consummation by the Sponsor of the transactions contemplated by this Agreement will not result in any violation or default: (i) of any provisions of its organizational documents, if applicable; (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (iii) under any note, indenture or mortgage to which it is a party or by which it is bound; (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (v) of any provision of any federal or state statute, rule or regulation applicable to the Sponsor, in each case (other than clause (i)), which would have a material adverse effect on the Sponsor or its ability to consummate the transactions contemplated by this Agreement.

6. Representations and Warranties of Parent. Parent represents and warrants to the Sponsor as follows:

(a) Organization and Corporate Power. Parent is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. Parent has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Parent, shall constitute the valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Sponsor in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Parent in connection with the consummation of the transactions contemplated by this Agreement.

(d) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default: (i) of any provisions of its certificate of incorporation or other governing documents; (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (iii) under any note, indenture or mortgage to which it is a party or by which it is bound; (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (v) of any provision of any federal or state statute, rule or regulation applicable to Parent, in each case (other than clause (i)) which would have a material adverse effect on Parent or its ability to consummate the transactions contemplated by this Agreement.

7. General Provisions.

(a) Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (i) if by hand or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (ii) if by electronic mail or facsimile, on the date of transmission with affirmative confirmation of receipt; or (iii) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows, or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to Parent, to:

Abri SPAC I, Inc.

9663 Santa Monica Blvd., No. 1091

Beverly Hills, CA 90210

Attn: Jeffrey Tirman, Chief Executive Officer

E-mail: jtirman@abriadv.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Ave

New York, NY 10154

Attention: Mitchell S. Nussbaum

Fax: 212.504.3013

E-mail: mnussbaum@loeb.com

if to the Sponsor, to:

Abri Ventures I, LLC.

9663 Santa Monica Blvd., No. 1091

Beverly Hills, CA 90210

Attn: Jeffrey Tirman, Chief Executive Officer

E-mail: jtirman@abriadv.com with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Ave

New York, NY 10154

Attention: Mitchell S. Nussbaum

Fax: 212.504.3013

E-mail: mnussbaum@loeb.com

(b) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing.

(c) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(d) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(e) Assignments. Except as otherwise specifically provided herein, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(f)   Counterparts. This Agreement may be executed, by manual or electronic signature, in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(h) Governing Law. This Agreement, the entire relationship of the Parties, and any litigation between the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

(i) Jurisdiction. The Parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts of New York (or any appellate courts thereof) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(j) Waiver of Jury Trial. The Parties hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

(k) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the written consent of Parent and the Sponsor.

(l) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(m) Expenses. Parent will bear all of the costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents (including transfer agents), representatives, financial advisors, legal counsel and accountants.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached will not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, or covenant.

(o) Waiver. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(p) Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by Parent, the Parties shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

ABRI SPAC I, INC.

By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

ABRI VENTURES I, LLC

By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

[Signature Page to Sponsor Earnout Agreement]

Exhibit D

ABRI SPAC I, INC.

9663 Santa Monica Blvd., No. 1091

Los Angeles, CA 90210

[●], 2022

Abri Ventures I, LLC

9663 Santa Monica lvd., No. 1091

Los Angeles, CA 90210

DLQ, Inc.

85 Broad Street, Suite 16-079

New York, NY 10004

Ladies and Gentlemen:

Reference is made to that certain Merger Agreement dated September 9, 2022 (the “Merger Agreement”) among DLQ, Inc. (“DLQ”), Logiq, Inc. (“DLQ Parent”), Abri SPAC I, Inc. (“Parent”), and Abri Merger Sub, Inc. (“Abri Sub”) pursuant to which, Abri Sub will merge with and into DLQ, after which DLQ will be the surviving company and a wholly-owned subsidiary of Parent (the “Merger”) and Parent shall change its name to “DataLogiq, Inc.”.

Pursuant to (a) a prospectus dated August 9, 2021 (the “Prospectus”) with respect to an initial public offering of Parent’s securities, Parent issued (i) 5,750,000 warrants (the “Public Warrants”) and (ii) an option for the holder of such option to purchase, among other securities, up to 345,000 warrants (the “Option Warrants”); and (b) a concurrent private placement conducted pursuant to a Private Units Purchase Agreement dated August 9, 2021, between Parent and Abri Ventures I, LLC (the “Sponsor”), Parent issued 294,598 warrants (the “Private Warrants” and together with the Public Warrants and the Option Warrants, the “Warrants”). Subject to certain restrictions as more fully described in the Prospectus, each Warrant entitles the holder to purchase one share of Parent common stock, par value $0.0001 per share (the “Common Stock”) at a price of $11.50 per share (the “Warrant Exercise Price”).

In connection with the Merger, Parent, the Sponsor, DLQ Parent, and DLQ agree and covenant that Parent will split the proceeds of the Warrant Exercise Price received at any time by Parent resulting solely from the cash exercise of any Warrant as follows:

A.	20% of the gross proceeds of the Warrant Exercise Price received in cash by Parent shall be delivered to the Sponsor in cash or immediately available funds not later than three business (3) days following Parent’s receipt of the cash exercise price of any Warrant;

B.	Parent shall keep 80% of the Warrant Exercise Price received in cash by Parent.

Parent, the Sponsor, DLQ Parent, and DLQ acknowledge that they have had an opportunity to consult with independent legal counsel regarding the legal effect of this letter agreement and transactions contemplated herein and each of them enters into this letter agreement freely and voluntarily.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice-of-law provisions. This letter agreement may be amended or terminated or any provision hereby waived only in writing. This letter agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement.

By signing below, each of Parent, the Sponsor, DLQ Parent, and DLQ agrees to the transactions contemplated herein.

Very truly yours,

Jeffrey Tirman, CEO

Abri SPAC I, Inc.

Agreed and Acknowledged:

DLQ, INC.

By:
Name:	Brent Suen
Title:	Chief Executive Officer

LOGIQ, INC.

By:
Name:	Brent Suen
Title:	Chief Executive Officer

Abri Ventures I, LLC

By:
Name:	Jeffrey Tirman
Title:	Authorized Person

Exhibit E

FORM OF

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of [•], 2022 by and between the undersigned stockholder (the “Holder”) and Abri SPAC I, Inc., a Delaware corporation (the “Parent”).

A. Parent, Abri Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Parent, DLQ, Inc., a Nevada corporation (the “Company”) and Logiq, Inc., a Delaware corporation and the parent of the Company (“DLQ Parent”) entered into a Merger Agreement dated as of September 9, 2022 (the “Merger Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement.

B. Pursuant to the Merger Agreement, Parent will become the 100% stockholder of the Company.

C. The Holder is either (i) the record and/or beneficial owner of certain shares of Company Common Stock, which will be exchanged for shares of Parent Common Stock pursuant to the Merger Agreement or (ii) a member of management of DLQ Parent that receives Dividend Shares of Parent Common Stock as provided in the Merger Agreement.

D. As a condition of, and as a material inducement for the Parent and the Company to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement, which shall be effective as of the Closing Date of the Merger.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-up.

(a) Subject to Section 1(b) below, during the Lock-up Period, the Holder agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to the Lock-up Shares.

(b) In furtherance of the foregoing, during the Lock-up Period, the Parent will (i) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Parent’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct the Parent’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(d) The term “Lock-up Period” means the date that is eleven (11) months after the Closing Date (as defined in the Merger Agreement).

2. Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of Parent Common Stock, or any economic interest in or derivative of such shares, other than those shares of Parent Common Stock issued pursuant to the Merger Agreement. For purposes of this Agreement, the Merger Consideration Shares (other than the Dividend Shares being distributed by DLQ Parent to it stockholders concurrent with the Closing) beneficially owned by the Holder, together with any other shares of Parent Common Stock, and including any securities convertible into, or exchangeable for, or representing the rights to receive Parent Common Stock, if any, acquired during the Lock-up Period are collectively referred to as the “Lock-up Shares,” provided, however, that such Lock-up Shares shall not include shares of Parent Common Stock acquired by such Holder in open market transactions during the Lock-up Period. For the avoidance of doubt, notwithstanding anything contained in this paragraph, the parties have agreed that the Dividend Shares distributed to members of management are Lock-up Shares.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-up Shares in connection with (a) transfers or distributions to the Holder’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) or to the estates of any of the foregoing; (b) any transfers exempt from registration under the Securities Act; (c) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (d) by virtue of the laws of descent and distribution upon death of the Holder; (e) pursuant to a qualified domestic relations order; (f) transfers to the Parent’s officers, directors or their affiliates; (g) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of Parent; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-up Shares subject to this Agreement shall remain subject to this Agreement; (h) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock-up Period; (i) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Parent Common Stock or the vesting of stock-based awards or shares of Parent Common Stock issued pursuant to that certain Management Earnout Agreement; and (j) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Parent Common Stock; provided, however, that, in the case of any transfer pursuant to the foregoing (a) through (f) clauses, it shall be a condition to any such transfer that (i) the transferee/donee agrees in writing (a copy of which shall be provided by the Holder to the parties hereto and to Continental Stock and Transfer Company), to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; and (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-up Period. The Holder hereby covenants to Parent that the Holder will give notice to Parent of any transfer of Lock-up Shares pursuant to this Section 2 of the Agreement, with such notice given in accordance with Section 5 of this Agreement.

3. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party and, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of his/her/its decision to enter into and deliver this Agreement, and such Holder confirms that he/she/it has not relied on the advice of Company, Company’s legal counsel, or any other person.

4. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5. Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a) If to Company, to:

[                 ]

with a copy (which shall not constitute notice) to:

[                 ]

 if to Parent or Merger Sub (prior to the Closing):

Abri SPAC I, Inc.
9663 Santa Monica Blvd., No. 1091
Beverly Hills, CA 90210
Attn: Jeffrey Tirman, Chief Executive Officer
E-mail: jtirman@abriadv.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
Fax: 212.504.3013
E-mail: mnussbaum@loeb.com

(b) If to the Holder, to the address set forth on the Holder’s signature page hereto, with a copy, which shall not constitute notice, to:

Abri Ventures I, LLC.
9663 Santa Monica Blvd., No. 1091
Beverly Hills, CA 90210
Attn: Jeffrey Tirman, Chief Executive Officer
E-mail: jtirman@abriadv.com

or to such other address(es) as any party may have furnished to the others in writing in accordance herewith.

6. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

8. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Company and its successors and assigns.

9. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

10. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

 13. Dispute Resolution. Section 12.15 (Waiver of Jury Trial) and 12.16 (Submission to Jurisdiction) of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

14. Governing Law. Section 12.7 (Governing Law) of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

15. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with any provision in the Merger Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Abri SPAC I., Inc.

By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

HOLDER:

By:
Name:
Title:

Exhibit F

FORM OF

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of the [●] day of ______, 2022, is made and entered into by and among Abri SPAC I, Inc., a Delaware corporation (the “Company”), the undersigned party listed under Investor on the signature page hereto (the “Investor”) and Chardan Capital Markets, LLC, as the underwriter (the “Underwriter”) in connection with this Agreement.

WHEREAS, reference is made to that certain Registration Rights Agreement, dated August 9, 2021, by and among the Company, the Investor and Chardan Capital Markets, LLC as representative of the underwriter in connection with the IPO (as defined below) of the securities of the Company (the “Original Registration Rights Agreement”), pursuant to which the Company granted the Investor and the Underwriter certain registration rights with respect to certain securities of the Company, as set forth therein;

WHEREAS, pursuant to Section 6.7 of the Original Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders of at least a majority-in-interest of the “Registrable Securities” (as defined in the Original Registration Rights Agreement);

WHEREAS, the Company, Abri Merger Sub, Inc., a Delaware corporation (“Merger Sub”), DLQ, Inc. (“DLQ”), and Logiq, Inc. the parent of DLQ have entered into that certain Merger Agreement (as may be amended from time to time, the “Merger Agreement”), dated as of September 9, 2022, pursuant to which, on the Effective Date (as defined below), the Company, Merger Sub and DLQ effected a merger of Merger Sub with and into DLQ (the “DLQ Merger”), upon which (a) Merger Sub ceased to exist, (b) DLQ became a wholly owned subsidiary of the Company and (c) the outstanding shares of DLQ Common Stock converted into the right to receive such number of shares of Common Stock (as defined below) as more fully described in the Merger Agreement. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, the Investor, the Company and the Underwriter desire to amend and restate the Original Registration Rights Agreement in its entirety and enter into this Agreement in connection with the closing of the transactions contemplated by the Merger Agreement and to amend and restate the Original Registration Rights Agreement to provide the Investor, the Underwriter and holders of the Earnout Shares (as defined below), with certain rights relating to the registration of certain securities of the Company, as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“DLQ” is defined in the preamble to this Agreement.

“DLQ Merger” is defined in the preamble to this Agreement.

“Earnout Shares” means (i) up to 1,000,000 shares of Common Stock to be issued to Investor in connection with the Earnout Agreement, dated [ ], 2022, by and between the Company and the Investor and (ii) (i) up to 2,000,000 shares of Common Stock to be issued to certain members of management of DLQ in connection with the Earnout Agreement, dated [ ], 2022, by and between the Company and certain members of management (the “Management Earnout Shares”).

“Effective Date” means the closing date of the DLQ Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.3.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Shares” means the 1,433,480 shares of Common Stock issued to the Investor prior to the consummation of the Company’s IPO.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“IPO” means the initial public offering of Company’s securities pursuant to a prospectus dated August 9, 2021.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Merger Agreement” is defined in the preamble to this Agreement.

“Merger Sub” is defined in the preamble to this Agreement.

“Notices” is defined in Section 6.3.

“Original Registration Rights Agreement” is defined in the preamble to this Agreement.

“Person” means a company, corporation, association, partnership, limited liability company, organization, joint venture, trust or other legal entity, an individual, a government or political subdivision thereof or a governmental agency.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Private Units” means the 294,598 Units the Investor privately purchased simultaneously with the consummation of the Company’s IPO.

“Pro Rata” is defined in Section 2.1.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) the Initial Shares, (ii) the Private Units (and underlying shares of Common Stock, including the shares of Common Stock issued or issuable upon the exercise of any Warrants), (iii) the Earnout Shares, if any, (iv) the Units included in the Unit Purchase Option (and underlying shares of Common Stock, including the shares of Common Stock issued or issuable upon the exercise of any Warrants), if any, and (v) any securities issuable upon conversion of loans from Investor to the Company, if any (the “Loan Securities”). Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such (i) Initial Shares, (ii) Private Units (and underlying shares of Common Stock including the shares of Common Stock issued or issuable upon the exercise of any Warrants), (iii)) Earnout Shares, (iv) Units included in the Unit Purchase Option, (and underlying shares of Common Stock, including the shares of Common Stock issued or issuable upon the exercise of any Warrants), and (v) Loan Securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Registrable Securities are freely saleable under Rule 144 without volume limitations.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Underwriter” means, solely for the purposes of this Agreement, Chardan Capital Markets, LLC as a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of the Company are sold to the Underwriter in a firm commitment underwriting for distribution to the public.

“Unit or Units” means the units of the Company, each Unit comprised of one share of Common Stock and one redeemable Warrant to acquire one share of Common Stock at a price of $11.50 per share.

“Unit Purchase Option” means the Underwriter’s option to purchase up to 300,000 Units at $11.50 per Unit.

“Warrant(s)” means the warrants of the Company exercisable to acquire one share of Common Stock at a price of $11.50 per share.

2.	REGISTRATION RIGHTS.

2.1.	Demand Registration.

2.1.1.	Demand Registration Rights. At any time and from time to time on or after the Effective Date, the holders of (y) a majority-in-interest of the Registrable Securities (excluding the Management Earnout Shares), on the one hand, or (z) a majority-in-interest of the Management Earnout Shares held by Company affiliates, on the other hand, as the case may be, and/or their respective transferees, may make a written demand, on no more than two occasions in any twelve month period, for registration under the Securities Act on Form S-1 (except if the Company is then eligible to register the Registrable Securities on Form S-3, then such registration shall be on Form S-3) of all or part of their Registrable Securities, as the case may be (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, within five (5) days after the receipt by the Company of such Demand Registration, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. Upon receipt of a Demand Registration (a) the Company agrees to file a Registration Statement with the Commission with respect to such Demand Registration not later than thirty (30) days after the receipt by the Company of such Demand Registration (the “Filing Deadline”) or (b) if a Registration Statement with respect to the Registrable Securities has been previously declared effective, the Company shall use its commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until such time as there are no Registrable Securities outstanding. The Company agrees to pay the Investor a cash penalty of $25,000 per day (x) for each day beyond the Filing Deadline for which it has failed to file such Registration Statement with the Commission or (y) if a Registration Statement with respect to the Registrable Securities has previously been declared effective, for each day that such Registration Statement is not continuously effective under the Securities Act, until such time as there are no Registrable Securities outstanding. The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations per calendar year under this Section 2.1.1 in respect of all Registrable Securities. Notwithstanding the foregoing, the Underwriter and its related persons may not have more than one Demand Registration at the Company’s expense.

2.1.2.	Effective Registration. A registration will not count as a Demand Registration until (A) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and the Company has complied with all of its obligations under this Agreement with respect thereto, and (B) the Registration Statement has remained effective continuously until the earlier of (x) one (1) year after being declared effective, or (y) the date on which all of the Registrable Securities requested by the Demanding Holders to be registered in such Registration Statement have been sold; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3.	Underwritten Offering pursuant to Demand Registration. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or underwriters selected for such Underwritten Offering by a majority-in-interest of the holders initiating the Demand Registration.

2.1.4.	Reduction of Underwritten Offering in Connection with Demand Registration. If the Underwriter or the managing underwriters in an Underwritten Offering effected pursuant to a Demand Registration in good faith advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which a registration has been requested pursuant to separate written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Demanding Holder has requested be included in such registration, regardless of the number of shares held by each such Demanding Holder (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to other written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5.	Demand Registration Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any Underwritten Offering or are not entitled to include all of their Registrable Securities in any Underwritten Offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed Underwritten Offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in this Section 2.1.

2.2.	Piggy-Back Registration.

2.2.1.	Piggy-Back Registration Rights. If at any time on or after the Effective Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, or (ii) for a stock dividend or dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their Registrable Securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration. Notwithstanding the provisions set forth in the immediately preceding sentences, the right to a Piggy-Back Registration set forth under this Section 2.2.1 with respect to the Registrable Securities shall terminate on the seventh anniversary of the Effective Date.

2.2.2.	Reduction of Underwritten Offering in Connection with Piggy-Back Registration. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an Underwritten Offering advises the Company and the holders of Registrable Securities participating in the Underwritten Offering in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell in such Underwritten Offering, taken together with the shares of Common Stock, if any, as to which inclusion in such Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which inclusion in such Underwritten Offering has been requested under this Section 2.2.1 above, and the shares of Common Stock, if any, as to which inclusion in such Underwritten Offering has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

a)	If the Underwritten Offering is undertaken for the Company’s account: (A) first, the shares of Common Stock or other equity securities that the Company desires to sell in such Underwritten Offering that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

b)	If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the shares of Common Stock or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.2.3.	Piggy-Back Registration Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.2.4.	Unlimited Piggy-back Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2. hereof shall not be counted as a Demand Registration effected pursuant to Section 2.1 hereof.

2.3.	Registrations on Form S-3.

The holders of Registrable Securities may at any time and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”); provided, however, that (i) the Company shall not be obligated to effect such request through an Underwritten Offering and (ii) the Company shall not be obligated to effect more than two such requests. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $10,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3.	REGISTRATION PROCEDURES.

3.1.	Filings; Information.

Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1.	Filing Registration Statement; Restriction on Registration Rights. The Company shall use its best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become effective and use its best efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by Chief Executive Officer or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time; provided further, that the Company shall not have the right to exercise the right set forth in this provision more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2.	Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein except for such exhibits and documents available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3.	Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4.	Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5.	State Securities Laws Compliance. The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6.	Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7.	Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate in all reasonable respects in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8.	Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

3.1.9.	Opinions and Comfort Letters. Upon request, the Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10.	Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11.	Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.12.	Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering.

3.1.13.	Regulation M. The Company shall take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable.

3.2.	Obligation to Suspend Distribution.

Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration, on Form S-1 or other applicable form pursuant to Section 2.1 hereof, or Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3.	Registration Expenses.

The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1 (as limited by Section 2.1.1), any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an Underwritten Offering, all selling stockholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4.	Holder’s Information

The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

The Company’s obligations to include the Registrable Securities in any Registration Statement under this Agreement are contingent upon each holder of Registrable Securities furnishing in writing to the Company such information regarding such holder, the securities of the Company held by holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and such holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations.

4.	INDEMNIFICATION AND CONTRIBUTION.

4.1.	Indemnification by the Company.

The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in (or incorporated by reference in) any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereof), or any amendment or supplement to such Registration Statement, or any filing under any state securities law required to be filed or furnished, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2.	Indemnification by Holders of Registrable Securities.

Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, each Underwriter (if any) and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such selling holder.

4.3.	Conduct of Indemnification Proceedings.

Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4.	Contribution.

4.4.1.	If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2.	The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3.	The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such selling holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.	RULE 144.

5.1.	Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6.	MISCELLANEOUS.

6.1.	Other Registration Rights.

The Company represents and warrants that, except as disclosed in the Company’s registration statement on Form S-1 (File No. 333-257916) no person, other than the holders of the Registrable Securities hereunder, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include the Company’s shares of capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

6.2.	Assignment;

No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part without the consent of the holders of a majority of Registrable Securities. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investor or holder of Registrable Securities or of any assignee of the Investor or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3.	Notices.

All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, or electronic transmission addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted electronically by email; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery. The parties hereto consent to the delivery of notices or other communications by electronic transmission at the e-mail address set forth below the respective party’s name in Section 6.3 hereto. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each party agrees to promptly notify the other parties of any change in its e-mail address, and that failure to do so shall not affect the foregoing. The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

To the Company:

Abri SPAC I, Inc.

9663 Santa Monica Blvd., No. 1091

Beverly Hills, CA 90210

Attn: Jeffrey Tirman, Chief Executive Officer

Email: [●]

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Alex Weniger-Araujo, Esq.

Email: [●]

To the Investor: to the address set forth below such Investor’s name on Exhibit A hereto.

To the Underwriter:

Chardan Capital Markets, LLC

17 State Street, Suite 2100

New York, New York 10004

Attn: George Kaufman

Email: __________________

with copy to:

[  ]

Email: [  ]

6.4.	Severability.

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5.	Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. This Agreement shall be effective when it has been executed by parties. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf,” “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. This Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or E-Fax, or otherwise to or from an electronic system or other equivalent service shall be as effective as delivery of a manually executed counterpart hereof.

6.6.	Entire Agreement.

This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7.	Modifications and Amendments.

No amendment, modification or termination of this Agreement shall be binding upon the Company unless executed in writing by the Company. No amendment, modification or termination of this Agreement shall be binding upon the holders of the Registrable Securities unless executed in writing by the holders of the majority Registrable Securities.

6.8.	Titles and Headings.

Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9.	Waivers and Extensions.

Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10.	Remedies Cumulative.

In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, any Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11.	Governing Law.

This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.12.	Consent to Jurisdiction.

The parties hereto agree to submit any matter or dispute resulting from, or arising out of, the execution, performance, interpretation, breach or termination of this Agreement to the non-exclusive jurisdiction of federal or state courts within the State of New York. Each of the parties agrees that service of any process, summons, notice or document in the manner set forth in Section 6.3 hereof or in such other manner as may be permitted by applicable law, shall be effective service of process for any proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 6.12. Each of the parties hereto irrevocably and unconditionally agrees that it is subject to, and hereby submits to, the personal jurisdiction of the courts located in the State of New York for any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereunder and waives any objection to the laying of venue in the United States District Court for the Southern District of New York, or the New York state courts if the federal jurisdictional standards are not satisfied, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

6.13.	Waiver of Trial by Jury.

Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

ABRI SPAC I, INC.

By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

INVESTOR:

ABRI VENTURES I, LLC

By:
Name:	Jeffrey Tirman
Title:	Authorized Member

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

UNDERWRITER:

CHARDAN CAPITAL MARKETS, LLC

By:
Name:	George Kaufman
Title:	Managing Partner

Exhibit A

Name and Address of Investor

To the Investor:

●	Abri Ventures I, LLC

c/o Abri SPAC I, Inc.

9663 Santa Monica Blvd., No. 1091

Beverly Hills, CA 90210

Attn: Jeffrey Tirman, Authorized Member

Email: jtirman@abriadv.com

Exhibit G

FORM OF

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ABRI SPAC I, INC.

[●]

Abri SPAC I, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Abri SPAC I, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 18, 2021 (the “Original Certificate”).

2. The Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on August 9, 2021 (the “First A&R Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which restates and amends the provisions of the First A&R Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

5. The text of the First A&R Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is DataLogiq, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 3411 Silverside Road, Tatnall Building #104, in the City of Wilmington, County of New Castle, State of Delaware, 19810, and the name of the Corporation’s registered agent at such address is Corporate Creations Network Inc.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 300,000,000 shares, consisting of (a) 200,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock and the holders of any outstanding series of the Preferred Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate, the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by the Board.

(b) Each director of the Corporation shall serve for a term expiring at the next annual meeting of stockholders following such director’s appointment or election and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(c) No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with respect to any election of directors.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any director may be removed from office without cause but only by the affirmative vote of the holders of not less than a majority of the outstanding stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation).

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by any other person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee or officer of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X
ANTITAKEOVER

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI
AMENDMENT OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Seconded Amended and Restated Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Seconded Amended and Restated Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Seconded Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

ARTICLE XII
Exclusive forum for certain lawsuits

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XIII
Severability

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

IN WITNESS WHEREOF, Abri SPAC I, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Abri SPAC I, Inc.

By:
Name:
Title:

Signature Page to Second Amended and Restated Certificate of Incorporation

Exhibit H

AMENDED AND RESTATED BYLAWS

OF

DATALOGIQ, Inc.

(THE “CORPORATION”)

ARTICLE I
OFFICES

Section 1.1 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II
STOCKHOLDERS

Section 2.1 Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware and time and on such date as shall be determined by the Board and stated in the notice of the meeting; provided, that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2 Special Meetings. Subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by any other person or persons. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided, that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3 Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5 Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided, that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided, that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. At all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7 Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal) to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9 Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent of the stockholders. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE III
DIRECTORS

Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2 Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV
BOARD MEETINGS

Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3 Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6 Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V
COMMITTEES OF DIRECTORS

Section 5.1 Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI
OFFICERS

Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII
SHARES

Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4 Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6 Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8 Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII
INDEMNIFICATION

Section 8.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4 Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided, however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9 Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided, that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Amendments. In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Exhibit I

FORM OF
VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of [__], 2022, by and among DataLogiq, Inc. (f/k/a Abri SPAC I, Inc.), a Delaware corporation (the “Parent”), Abri Ventures I, LLC (the “Sponsor”), and each of the individuals and entities set forth on the signature page hereto (each a “Voting Party” and collectively, the “Voting Parties”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below). This Agreement shall be effective as of the Closing Date of the Merger.

RECITALS

WHEREAS, Parent, Abri Merger Sub, Inc., a Delaware corporation, DLQ, Inc., a Nevada corporation (the “Company”), and Logiq, Inc., the parent of DLQ, Inc. have entered into that certain Merger Agreement (as may be amended from time to time, the “Merger Agreement”), dated as of September 9, 2022;

WHEREAS, each of the Voting Parties, currently owns, or on the closing of the transactions contemplated by the Merger Agreement, will own, shares of Parent’s common stock, and wishes to provide for orderly elections of Parent’s Board of Directors after the Closing Date (the “Post-Closing Board of Directors”) as described herein; and

WHEREAS, as of the Effective Time, three directors, each designated by Sponsor, have been elected to the Post-Closing Board of Directors.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Agreement to Vote. During the term of this Agreement, each Voting Party agrees to vote all shares of capital stock of Parent that such Voting Party owns from time to time and are entitled to vote (hereinafter referred to as the “Voting Shares”) in the election of the Post-Closing Board of Directors, in accordance with the provisions of this Agreement, whether at a regular or special meeting of stockholders or by written consent.

2. Election of Boards of Directors.

2.1 Voting; Initial Designees. During the term of this Agreement, each Voting Party agrees to vote all Voting Shares for the election as members of the Post-Closing Board of Directors of each nominee designated by the Sponsor at each regular or special meeting of Parent stockholders where such nominee stands for such election at such meeting. The Sponsor’s initial designees to the Post-Closing Board of Directors are [________][             ], and [________].

2.2 Size of the Board. During the term of this Agreement, the parties hereto agree that they shall, and shall cause their respective successors to, maintain the size of the Post-Closing Board of Directors at five (5) directors.

2.3 Number of Designees; Notice to Parent.

(a) Prior to the termination of this Agreement, for so long as the Sponsor and/or its Affiliates, either individually or as a group (as such term is construed in accordance with the Exchange Act), beneficially own at least fifty percent (50%) of the Closing Sponsor Shares (as defined below), Parent shall include in the slate of nominees recommended by the Post-Closing Board of Directors for election as directors at each applicable annual or special meeting of the stockholders of Parent at which directors are to be elected, each of the three (3) individuals designated by the Sponsor; provided, however, that:

(i) from and after the date on which Sponsor and/or its Affiliates cease to hold at least fifty percent (50%) of the Closing Sponsor Shares (a “50% Reduction”), the number of nominees designated by Sponsor that Parent is required to recommend for election at any subsequent annual or special meeting of the stockholders of Parent at which directors are to be elected pursuant to this Section 2.3(a) shall be reduced to two (2); and

(ii) from and after the date on which Sponsor and/or its Affiliates cease to hold at least twenty-five percent (25%) of the Closing Sponsor Shares (a “75% Reduction”), Parent shall have no obligation to recommend any nominees designated by Sponsor for election at any subsequent annual or special meeting of the stockholders of Parent at which directors are to be elected.

(b) No less than five (5) Business Days following the Closing, Sponsor shall provide written notice to Parent specifying the number of shares of capital stock of Parent held by Sponsor and/or its Affiliates individually or as a group (as such term is construed in accordance with the Exchange Act) as of the Effective Time, including any shares of capital stock of Parent that Sponsor and/or its Affiliates are entitled to receive as Merger Consideration in connection with the consummation of the Merger (the “Closing Sponsor Shares”).

(c) No less than one (5) Business Days after the occurrence of a 50% Reduction and a 75% Reduction, as applicable, Sponsor shall provide written notice thereof to Parent, which notice shall set forth, if delivered solely with respect to a 50% Reduction, the name of the Sponsor Designee (as defined below) to be removed from the Post-Closing Board of Directors pursuant to Section 2.5(a).

2.4 Advance Resignation Letters. Parent may require, prior to or at any time after becoming a member of the Post-Closing Board of Directors, each designee of Sponsor elected to the Post-Closing Board of Directors (each, as may be replaced from time to time, a “Sponsor Designee”) to execute and deliver an undated resignation letter (each, a “Resignation Letter”) to the Secretary of Parent, which Parent agrees shall not be dated or become effective until such time as such Sponsor Designee’s resignation is required pursuant to Section 2.5(a).

2.5 Removal of Directors; Obligations; Vacancies.

(a) Sponsor hereby acknowledges and agrees that, upon the occurrence of: (i) a 50% Reduction, Parent may effect the resignation of the Sponsor Designee specified in the notice given by Sponsor pursuant to Section 2.3(c); (ii) a 75% Reduction, Parent may effect the resignation of the final Sponsor Designee; and (iii) both a 50% Reduction and a 75% Reduction, simultaneously, Parent may effect the resignation of both Sponsor Designees, in each case pursuant to the dating of the applicable Resignation Letter of such Sponsor Designee as of the date of the 50% Reduction or the 75% Reduction, as applicable, with such resignation deemed to have occurred, and being effective as of, such date. In the event Sponsor does not deliver the notice required pursuant to Section 2.3(b) by the date that is five (5) Business Days after the occurrence of a 50% Reduction or a 75% Reduction, as applicable, Parent has the right, upon otherwise becoming aware of the occurrence of a 50% Reduction or a 75% Reduction, to take the actions specified in the immediately preceding sentence and, in the case of a 50% Reduction only, may effect the resignation of a Sponsor Designee determined by Parent in its sole discretion.

(b) The obligations of the Voting Parties pursuant to this Section 2 shall include any stockholder vote to amend Parent’s amended and restated certificate of incorporation as required to effect the intent of this Agreement. Each of Sponsor, the Voting Parties and Parent agree to take all actions required to ensure that the rights given to each Voting Party and Sponsor hereunder are effective and that each Voting Party and Sponsor enjoys the benefits thereof. Each of Sponsor, the Voting Parties and Parent further agree not to take any actions that would contravene or materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Post-Closing Board of Directors as herein stated. The parties acknowledge that the fiduciary duties of each member of the Post-Closing Board of Directors are to Parent’s stockholders as a whole.

(c) In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Post-Closing Board of Directors, except for as the result of any 50% Reduction or 75% Reduction, Parent, the Sponsor and the Voting Parties agree to vote the Voting Shares for the election or appointment of such other person designated by the Sponsor to the Post-Closing Board of Directors in accordance with the terms provided herein (each such Person, a “Replacement Designee”); provided, however, that any Replacement Designee must (i) be reasonably acceptable to the Post-Closing Board of Directors (such acceptance not to be unreasonably withheld), (ii) qualify as “independent” pursuant to NASDAQ listing standards, (iii) have the relevant financial and business experience to be a director of Parent, and (iv) satisfy the publicly disclosed guidelines and policies of Parent with respect to service on the Post-Closing Board of Directors. In the event any Replacement Designee does not satisfy one or more of the requirements set forth in clauses (i) through (iv) above, Sponsor shall have the right to recommend additional Replacement Designees whose appointment shall be subject to approval in accordance with the procedures described in this Section 2.5(c).

3. Representations and Warranties of the Sponsor and the Voting Parties. Each Voting Party and the Sponsor hereby represents and warrants to Parent as follows:

3.1 Organization and Power. Such Person is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

3.2 Authorization. Such Person has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Person, shall constitute the valid and legally binding obligation of such Person, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3 Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Person in connection with the consummation of the transactions contemplated by this Agreement.

3.4 Compliance with Other Instruments. The execution, delivery and performance by such Person of this Agreement and the consummation by such Person of the transactions contemplated by this Agreement will not result in any violation or default: (a) of any provisions of its organizational documents, if applicable; (b) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (c) under any note, indenture or mortgage to which it is a party or by which it is bound; (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (e) of any provision of any federal or state statute, rule or regulation applicable to such Person, in each case (other than clause (a)), which would have a material adverse effect on such Person or its ability to consummate the transactions contemplated by this Agreement.

4. Successors in Interest of the Voting Parties and Parent. The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares or any voting rights therein, unless (i) the Voting Shares are sold on Nasdaq or any other national securities exchange or (ii) with respect to Logiq, Inc., such Voting Shares are the Dividend Shares. Each Voting Party shall not, and Parent shall not, permit the transfer of any Voting Party’s Voting Shares (except for sales of Voting Shares on Nasdaq or any other national securities exchange), unless and until the person to whom such securities are to be transferred shall have executed a written agreement pursuant to which such person agrees to become a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Party hereunder. Notwithstanding the foregoing, the Parties hereto agree and acknowledge that each of the Voting Parties has entered into a Company Lock-Up Agreement and has agreed not to transfer any of the Voting Party’s Voting Shares except in accordance with the Company Lock-Up Agreement.

5. Public Listing. During the term of this Agreement, Parent shall take all reasonable efforts for Parent to remain listed as a public company on, and for the common stock of Parent to be tradable over, Nasdaq.

6. Grant of Proxy. The parties agree that this Agreement does not constitute the granting of a proxy to any party or any other person; provided, however, that should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

7. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at Law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

8. Manner of Voting. The voting of the Voting Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable Law.

9. Termination. This Agreement shall terminate automatically (without any action by any party) upon the earlier to occur of (a) the date that is the second (2nd) anniversary of the date hereof and (b) the occurrence of a 75% Reduction, and thereafter shall immediately become void and have no further force or effect, and no party hereto will have any further obligation or liability to any other party; provided, however, that no such termination will relieve either party from liability for any breach of this Agreement by such party prior to such termination.

10. Amendments and Waivers. Except as otherwise provided herein, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the unanimous written consent of (a) Parent, and (b) the holders of a majority of Voting Shares then held by the Voting Parties.

11. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, (a) any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement and (b) the Closing Sponsor Shares shall be appropriately adjusted on a pro rata basis and consistent with the terms of this Agreement.

12. Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement, including the applicable statute of limitations, shall be governed by and interpreted in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

14. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

15. Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

16. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

[Remainder of page intentionally left blank; signature page follows]

This Agreement is hereby executed effective as of the date first set forth above.

Parent:

DATALOGIQ, INC.

By:
Name:
Title:

Sponsor:

ABRI VENTURES I, LLC

By:
Name:
Title:

Voting Parties:

[To be provided.]

[Signature Page to Voting Agreement]